Exhibit 99.1

Hecla Reports Second Quarter 2023 Results

Strong silver free cash flow generation affirming silver guidance

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--August 8, 2023--Hecla Mining Company (NYSE:HL) today announced second quarter 2023 financial and operating results.

SECOND QUARTER HIGHLIGHTS

Operational

  Produced 3.8 million ounces of silver, 7.9 million ounces in the first half of the year; third highest silver production over a six-month period in Company history.
  Restarted the mill at Keno Hill, producing 184,264 ounces of silver, with full production expected by year-end.
  Lucky Friday's silver production of 1.3 million ounces was the highest since the first quarter of 2000.
  Silver production and cost guidance affirmed; gold production guidance adjusted based on reduced underground mining and wildfires-related suspension of operations at Casa Berardi.

Financial

  Sales of $178.1 million, with 45% from silver and 35% from gold.
  Consolidated silver total cost of sales of $96.8 million and cash cost and AISC per silver ounce (each after by-product credits) of $3.32 and $11.63, respectively.3,4
  Consolidated cash flow from operations of $23.8 million for the quarter, and year to date $64.4 million; with silver operations generating $62.2 million in cash flow from operations for the quarter and year to date $151.7 million.
  Silver operations generated $38.8 million in free cash flow for the quarter, and year to date $107.4 million.2 Since 2020, silver operations have generated cash flow from operations of $788 million and free cash flow of $566 million.
  Net loss applicable to common stockholders of $(15.8) million or $(0.03) per share and adjusted net income of $15.1 million or $0.03 per share.5
  Strong balance sheet with $106.8 million in cash and cash equivalents, and available liquidity of $219 million.

Environmental, Social, Governance

  Strong safety performance with an all-injury frequency rate of 1.18, the lowest in Company history.

Strategic

  Acquired ATAC Resources on July 7th for $18.8 million in Hecla stock, adding a massive land package of over 700 square miles comprised of the Rackla and Connaught properties in the Yukon.

"Our silver operations reported another solid quarter of operational and financial performance with strong free cash flow generation and our lowest all-injury frequency rate in our history," said Phillips S. Baker Jr., President and CEO. "Greens Creek continued its strong and consistent performance, Lucky Friday produced the most silver in a quarter since 2000, and with the service hoist now operational, this mine is closer to achieving 425,000 ore tons in annual throughput by year-end, and we restarted the Keno Hill mill during the quarter."

Baker continued, "Our silver mines have generated $107 million in free cash flow in the first half of the year and in excess of $560 million since 2020. With this free cash flow, we are investing to extend the mine lives and increase the production of our mines making Hecla the fastest growing established silver producer with 17 million ounces of production expected this year and about 20 million ounces by 2025, all in the U.S. and Canada."

Baker concluded, “Silver is an essential metal in powering the transition to a green economy, particularly photovoltaics, whose rapid growth is now using 15 to 20% of global annual silver production. Hecla, with our growing, long-lived, low-cost mines, is well positioned to reliably provide the silver the world needs."

FINANCIAL OVERVIEW

In the following table and throughout this release, "total cost of sales" is comprised of cost of sales and other direct production costs and depreciation, depletion and amortization.

In Thousands unless stated otherwise	2Q-2023	1Q-2023	4Q-2022	3Q-2022	2Q-2022	YTD-2023	YTD-2022
FINANCIAL AND PRODUCTION SUMMARY
Sales	$178,131	$199,500	$194,825	$146,339	$191,242	$377,631	$377,741
Total cost of sales	$140,472	$164,552	$169,807	$137,892	$153,979	$305,024	$295,049
Gross profit	$37,659	$34,948	$25,018	$8,447	$37,263	$72,607	$82,692
Net(loss) applicable to common stockholders	$(15,832)	$(3,311)	$(4,590)	$(23,664)	$(13,661)	$(19,143)	$(9,646)
Basic (loss) per common share (in dollars)	$(0.03)	$(0.01)	$(0.01)	$(0.04)	$(0.03)	$(0.03)	$(0.02)
Adjusted EBITDA[1]	$67,739	$61,903	$62,261	$26,555	$70,474	$129,642	$128,676
Net Debt to Adjusted EBITDA[1]						2.1	1.9
Cash provided by operating activities	$23,777	$40,603	$36,120	$(24,322)	$40,183	$64,380	$78,092
Capital Expenditures	$(51,468)	$(54,443)	$(56,140)	$(37,430)	$(34,329)	$(105,911)	$(55,807)
Free Cash Flow[2]	$(27,691)	$(13,840)	$(20,020)	$(61,752)	$5,854	$(41,531)	$22,285
Silver ounces produced	3,832,559	4,040,969	3,663,433	3,549,392	3,645,454	7,873,528	6,970,162
Silver payable ounces sold	3,360,694	3,604,494	3,756,701	2,479,724	3,387,909	6,965,188	6,075,170
Gold ounces produced	35,251	39,717	43,634	44,747	45,719	74,822	87,361
Gold payable ounces sold	31,961	39,619	40,097	40,443	44,225	71,580	85,278
Cash Costs and AISC, each after by-product credits
Silver cash costs per ounce [3]	$3.32	$2.14	$4.79	$3.43	$(1.14)	$2.70	$(0.07)
Silver AISC per ounce [4]	$11.63	$8.96	$13.98	$12.93	$8.08	$10.21	$7.75
Gold cash costs per ounce [3]	$1,658	$1,775	$1,696	$1,349	$1,371	$1,725	$1,440
Gold AISC per ounce [4]	$2,147	$2,392	$2,075	$1,669	$1,605	$2,286	$1,680
Realized Prices
Silver, $/ounce	$23.67	$22.62	$22.03	$18.30	$20.68	$23.12	$22.45
Gold, $/ounce	$1,969	$1,902	$1,757	$1,713	$1,855	$1,928	$1,867
Lead, $/pound	$0.99	$1.02	$1.05	$0.95	$0.97	$1.00	$1.02
Zinc, $/pound	$1.13	$1.39	$1.24	$1.23	$1.44	$1.26	$1.61

Sales in the second quarter declined by 11% to $178.1 million from the first quarter of 2023 ("prior quarter") due to lower quantities of all metals sold and lower realized lead and zinc prices, partially offset by higher precious metals prices.

Gross profit increased to $37.7 million, an increase of 8% over the prior quarter, as lower total cost of sales attributable to lower quantities of metals sold offset lower sales.

Net loss applicable to common stockholders was $(15.8) million in the second quarter due to:

  Increased ramp-up and suspension costs of $5.0 million, reflecting the impact of the suspension of operations at Casa Berardi in June due to wildfires in Quebec and the start-up of Keno Hill.
  Increased provision for closed operations and environmental matters of $2.1 million reflecting adjustments to the reclamation costs at the legacy Johnny M and Durita properties.
  An unrealized loss on investments of $5.6 million compared to a gain of $2.2 million, reflecting changes in the fair value of our marketable securities portfolio.
  A foreign exchange loss of $3.9 million compared to a gain of $0.1 million, reflecting the impact of the appreciation of the Canadian dollar on our monetary assets and liabilities.
  Increased income and mining tax expense of $1.9 million, reflecting increased taxable income from our U.S. assets.

The above items were partly offset by:

  Lower adjustments of inventory to net realizable value of $1.5 million at our Casa Berardi and Nevada operations.
  Lower depreciation, depletion, and amortization expense of $6.3 million, reflecting the impact of the suspension of operations in June at Casa Berardi and lower silver sales.

Consolidated silver’s total cost of sales in the second quarter decreased by 4% to $96.8 million from the prior quarter, primarily due to lower concentrate tons sold, partially offset by higher production costs at Lucky Friday. Cash costs and AISC per silver ounce, each after by-product credits, were $3.32 and $11.63, respectively.3,4 The increase in cash costs per ounce was due to higher production costs at Lucky Friday, lower consolidated silver production, and lower base metal by-product credits attributable to lower realized prices partially offset by higher Greens Creek gold production and realized price. AISC was further impacted by higher planned sustaining capital spending at the silver operations.3,4

Consolidated total gold cost of sales decreased by 32% to $43.6 million in the second quarter due to lower production costs attributable to the June wildfires-related suspension at Casa Berardi. Cash costs and AISC per gold ounce, each after by-product credits, were $1,658 and $2,147, respectively.3,4 The decrease in cash costs per ounce was attributable to lower production costs partially offset by lower gold production at Casa Berardi, with AISC also impacted by lower sustaining capital spend.

Adjusted EBITDA for the second quarter increased by 9% to $67.7 million compared to the prior quarter due to higher gross profit, lower general and administrative expenses, and monetization of zinc hedges. During the quarter, average zinc prices declined to $1.15/lb., the lowest since April 2020 and a 19% decrease over the prior quarter. The Company monetized its zinc hedge contracts for proceeds of $7.6 million during the quarter.

The ratio of net debt to Adjusted EBITDA increased to 2.1 for the second quarter due primarily to the wildfires-related suspension at the Casa Berardi mine. With Keno Hill's ongoing ramp-up to full production, and Casa Berardi resuming production, the Company expects net debt to Adjusted EBITDA ratio to decline to less than the Company's target of 2.1

Cash and cash equivalents at the end of the second quarter were $106.8 million and included $31 million drawn on the revolving credit facility. Available liquidity was $219 million as of the end of the quarter.

Cash provided by operating activities was $23.8 million and decreased by $16.8 million over the prior quarter primarily due to unfavorable working capital changes partially attributable to the increase in product inventory at the Lucky Friday and Keno Hill as it commenced production during the quarter, and payment of 2022 incentive compensation.

Capital expenditures were $51.5 million (net of finance leases of $15.2 million) in the second quarter, compared to $54.4 million in the prior quarter (net of finance leases of $0.9 million). Capital spend at Casa Berardi was for purchases of open pit equipment for approximately $11.9 million (partially financed by leases of $6.6 million) as the mine begins the transition from underground and open pit production to all production from surface operations. The increase in Greens Creek's capital spend was related to the timing of equipment purchases and seasonal surface projects, with the increase in Lucky Friday's capital spend also impacted by the timing of equipment purchases and the service hoist and coarse ore bunker projects. Keno Hill's capital spend was $3.5 million (net of finance leases of $6.7 million) and declined over the prior quarter as the mine began ramp-up to full production during the quarter.

Free cash flow for the quarter was negative $27.7 million, compared to negative $13.8 million in the prior quarter. The decrease in free cash flow was attributable to lower cash flow from operations attributable to unfavorable working capital changes during the quarter.2

Forward Sales Contracts for Base Metals and Foreign Currency

The Company uses financially settled forward sales contracts to manage exposures to zinc and lead price changes in forecasted concentrate shipments. On June 30, 2023, the Company had contracts covering approximately 39% of the forecasted payable lead production from 2023 - 2025 at an average price of $0.99 per pound.

The Company also manages CAD exposure through forward contracts. At June 30, 2023, the Company had hedged approximately 48% of forecasted Casa Berardi CAD direct production costs through 2026 at an average CAD/USD rate of 1.32. The Company has also hedged approximately 22% of Casa Berardi capital costs through 2026 at 1.35. At Keno Hill, 54% of the total planned spend for 2023 and 2024 is hedged at an average CAD/USD rate of 1.36.

OPERATIONS OVERVIEW

Greens Creek Mine - Alaska

Dollars are in thousands except cost per ton	2Q-2023	1Q-2023	4Q-2022	3Q-2022	2Q-2022	YTD-2023	YTD-2022
GREENS CREEK
Tons of ore processed	232,465	233,167	230,225	229,975	209,558	465,632	421,245
Total production cost per ton	$194.94	$198.60	$211.29	$185.34	$197.84	$196.77	$194.98
Ore grade milled - Silver (oz./ton)	12.8	14.4	13.1	13.6	14.0	13.6	13.9
Ore grade milled - Gold (oz./ton)	0.10	0.08	0.08	0.07	0.08	0.09	0.08
Ore grade milled - Lead (%)	2.5	2.6	2.6	2.4	3.0	2.6	2.9
Ore grade milled - Zinc (%)	6.5	6.0	6.7	6.3	7.2	6.2	6.9
Silver produced (oz.)	2,355,674	2,772,859	2,433,275	2,468,280	2,410,598	5,128,533	4,840,380
Gold produced (oz.)	16,351	14,884	12,989	11,412	12,413	31,235	23,815
Lead produced (tons)	4,726	5,202	4,985	4,428	5,184	9,928	10,067
Zinc produced (tons)	13,255	12,482	13,842	12,580	13,396	25,737	25,890
Sales	$95,891	$98,611	$95,374	$60,875	$92,723	$194,502	$178,813
Total cost of sales	$(63,054)	$(66,288)	$(70,075)	$(52,502)	$(60,506)	$(129,342)	$(110,143)
Gross profit	$32,837	$32,323	$25,299	$8,373	$32,217	$65,160	$68,670
Cash flow from operations	$43,302	$43,346	$44,769	$7,749	$41,808	$86,648	$98,103
Exploration	$1,760	$448	$1,050	$3,776	$929	$2,208	$1,094
Capital additions	$(8,828)	$(6,658)	$(12,150)	$(6,988)	$(14,668)	$(15,486)	$(17,760)
Free cash flow [2]	$36,234	$37,136	$33,669	$4,537	$28,069	$73,370	$81,437
Cash cost per ounce, after by-product credits [3]	$1.33	$1.16	$4.26	$2.65	$(3.29)	$1.23	$(2.09)
AISC per ounce, after by-product credits [4]	$5.34	$3.82	$8.61	$7.07	$3.10	$4.51	$2.47

Greens Creek produced 2.4 million ounces of silver in the second quarter, a decrease of 15% over the prior quarter due to expected lower mined grades. Gold production increased by 10% to 16,351 ounces due to higher grades; zinc and lead production was consistent with the prior quarter. Throughput for the quarter was 2,555 tons per day ("tpd"), and the mine remains on track to achieve an annual throughput of 2,600 tpd by year-end.

Sales in the second quarter were $95.9 million, a decrease of 3% over the prior quarter due to lower realized prices for base metals, primarily zinc, and lower payable metals sold (except gold), partially offset by higher realized prices for silver and gold. Total cost of sales were $63.1 million, and decreased by 5% over the prior quarter due to lower sales volumes, and lower production costs attributable to lower fuel prices. Cash costs and AISC per silver ounce, each after by-product credits, were $1.33 and $5.34 and increased over the prior quarter as lower production costs were offset by lower base metal by-product credits (primarily zinc, due to lower prices) and lower silver production. Increased AISC per silver ounce was attributable to higher sustaining capital spend of $8.8 million due to timing of equipment purchases and surface projects.3,4

Cash flow from operations was $43.3 million, in line with the prior quarter. Capital spend was $8.8 million (all sustaining) during the quarter, an increase of $2.2 million over the prior quarter due to the timing of equipment purchases and seasonal construction projects. Free cash flow for the quarter was $36.2 million, a slight decrease over the prior quarter due to higher exploration and capital spend. The Greens Creek mine generated $73.4 million in free cash flow during the first half of 2023.2

Lucky Friday Mine - Idaho

Dollars are in thousands except cost per ton	2Q-2023	1Q-2023	4Q-2022	3Q-2022	2Q-2022	YTD-2023	YTD-2022
LUCKY FRIDAY
Tons of ore processed	94,043	95,303	90,935	90,749	97,497	189,346	175,222
Total production cost per ton	$248.65	$210.72	$232.73	$207.10	$211.45	$229.56	$227.30
Ore grade milled - Silver (oz./ton)	14.3	13.8	14.0	12.5	13.2	14.1	12.7
Ore grade milled - Lead (%)	9.1	8.8	9.1	8.5	8.8	9.0	8.5
Ore grade milled - Zinc (%)	4.2	4.1	4.1	4.2	3.9	4.2	3.8
Silver produced (oz.)	1,286,666	1,262,464	1,224,199	1,074,230	1,226,477	2,549,130	2,114,335
Lead produced (tons)	8,180	8,034	7,934	7,172	8,147	16,214	14,127
Zinc produced (tons)	3,338	3,313	3,335	3,279	3,370	6,651	5,822
Sales	$42,648	$49,110	$45,434	$28,460	$35,880	$91,758	$73,920
Total cost of sales	$(32,190)	$(34,534)	$(32,819)	$(24,166)	$(30,348)	$(66,724)	$(59,613)
Gross profit	$10,458	$14,576	$12,615	$4,294	$5,532	$25,034	$14,307
Cash flow from operations	$18,893	$46,132	$(7,437)	$11,624	$21,861	$65,025	$33,626
Capital additions	$(16,317)	$(14,707)	$(13,714)	$(16,125)	$(11,501)	$(31,024)	$(21,153)
Free cash flow [2]	$2,576	$31,425	$(21,151)	$(4,501)	$10,360	$34,001	$12,473
Cash cost per ounce, after by-product credits [3]	$6.96	$4.30	$5.82	$5.23	$3.07	$5.64	$4.54
AISC per ounce, after by-product credits [4]	$14.24	$10.69	$12.88	$15.98	$9.91	$12.48	$11.27

Lucky Friday produced 1.3 million ounces of silver, an increase of 2% over the prior quarter due to higher grades partially offset by lower throughput due to the local utility's unplanned replacement of the main electrical transformer. Second quarter silver production was the highest since the first quarter of 2000, marking the fifth consecutive quarter of silver production exceeding one million ounces. Throughput for the quarter was 1,033 tpd and is expected to increase to an annual rate of 425,000 tons by year end.

Sales in the second quarter were $42.6 million, a decrease of 13% over the prior quarter, attributable to a combination of lower payable metals sold and lower realized base metals prices, partially offset by higher realized silver prices. Lower payable metals sold was due to an increase in silver concentrate inventory (impact of approximately $3 million) as maintenance activities impacted a smelter’s ability to take delivery of certain shipments at quarter end, with the sales deferred to the third quarter. Total cost of sales were $32.2 million, a decrease of 7% over the prior quarter primarily due to lower concentrate volumes sold. Production costs at the mine increased over the prior quarter due to higher labor costs related to the new Collective Bargaining Agreement ("CBA") signed in the first quarter of 2023 (CBA related costs are expected to be $2.5 million for the year), and higher consumables costs partially offset by lower fuel costs. Cash costs and AISC per silver ounce, each after by-product credits, were $6.96 and $14.24 respectively, with the increase primarily attributable to higher production costs, lower zinc by-product credits due to lower realized prices, partially offset by higher silver production.3,4 AISC per silver ounce was further unfavorably impacted by higher sustaining capital spend reflecting accelerated project completion.3,4

Cash flow from operations was $18.9 million, a decrease of $27.2 million over the prior quarter. The decrease was attributable to lower sales, higher production costs, unfavorable working capital changes and the prior quarter's favorable impact of $6.7 million receipt related to payment for a silver concentrate shipment shipped in the fourth quarter of 2022. Capital expenditures for the quarter totaled $16.3 million (net of $2.0 million in finance leases), comprised of approximately $9.2 million each in sustaining and growth capital, which included the coarse ore bunker and the service hoist projects. The service hoist project was completed in early August, and the coarse ore bunker project which will decouple the mill from the mine, is expected to be completed in the fourth quarter. Free cash flow was $2.6 million, a decrease of $28.8 million over the prior quarter primarily due to the decrease in cash flow from operations and higher capital spend during the quarter.2 Lucky Friday generated $34.0 million in free cash flow during the first half of 2023.2

Casa Berardi - Quebec

Dollars are in thousands except cost per ton	2Q-2023	1Q-2023	4Q-2022	3Q-2022	2Q-2022	YTD-2023	YTD-2022
CASA BERARDI
Tons of ore processed - underground	94,124	110,245	160,150	162,215	176,576	204,369	338,185
Tons of ore processed - surface pit	224,580	318,909	250,883	227,726	225,042	543,489	449,586
Tons of ore processed - total	318,704	429,154	411,033	389,941	401,618	747,858	787,771
Surface tons mined - ore and waste	2,461,196	2,136,993	2,657,638	2,822,906	2,149,412	4,598,189	4,041,751
Total production cost per ton	$97.69	$107.95	$125.75	$114.52	$113.07	$103.58	$115.46
Ore grade milled - Gold (oz./ton) - underground	0.14	0.13	0.15	0.15	0.19	0.13	0.17
Ore grade milled - Gold (oz./ton) - surface pit	0.04	0.05	0.05	0.06	0.05	0.05	0.05
Ore grade milled - Gold (oz./ton) - combined	0.07	0.07	0.09	0.10	0.10	0.07	0.09
Gold produced (oz.) - underground	10,226	11,788	20,365	22,181	22,866	22,014	42,240
Gold produced (oz.) - surface pit	8,675	12,898	10,344	11,154	10,440	21,573	21,306
Gold produced (oz.) - total	18,901	24,686	30,709	33,335	33,306	43,587	63,546
Silver produced (oz.) - total	5,956	5,645	5,960	6,882	8,379	11,601	15,447
Sales	$36,946	$50,998	$53,458	$56,939	$62,639	$87,944	$124,740
Total cost of sales	$(42,576)	$(62,998)	$(65,328)	$(59,532)	$(61,870)	$(105,574)	$(124,038)
Gross (loss) profit	$(5,630)	$(12,000)	$(11,870)	$(2,593)	$769	$(17,630)	$702
Cash flow from operations	$(8,148)	$(684)	$10,188	$8,721	$7,417	$(8,832)	$15,506
Exploration	$1,107	$1,054	$1,637	$2,624	$1,341	$2,161	$3,976
Capital additions	$(20,816)	$(17,086)	$(12,995)	$(10,771)	$(8,093)	$(37,902)	$(15,901)
Free cash flow [2]	$(27,857)	$(16,716)	$(1,170)	$574	$665	$(44,573)	$3,581
Cash cost per ounce, after by-product credits [3]	$1,658	$1,775	$1,696	$1,349	$1,371	$1,725	$1,440
AISC per ounce, after by-product credits [4]	$2,147	$2,392	$2,075	$1,669	$1,605	$2,286	$1,680

Casa Berardi produced 18,901 ounces of gold in the second quarter, a decrease of 23% over the prior quarter, primarily due to lower tons mined and milled because of wildfires-related suspension in June. The mill operated at an average of 4,600 tpd during the first two months of the quarter.

Lower production during the quarter led to lower sales of $36.9 million, a 28% decrease over the prior quarter, and lower total cost of sales of $42.6 million, 32% lower compared to the prior quarter. Cash costs and AISC per gold ounce, each after by-product credits, were $1,658 and $2,147 respectively and decreased over the prior quarter due to lower production costs which offset the decline in gold production. AISC was further favorably impacted by lower sustaining capital spend as capital allocated to growth increased during the quarter.3,4

Cash flow from operations was negative $8.1 million, a decrease of $7.5 million over the prior quarter due to lower sales partially offset by lower costs. Capital spend for the quarter was $20.8 million (net of finance leases of $6.6 million) with $9.0 million and $18.4 million in sustaining and growth capital spend, respectively. Growth capital spend included the increase in equipment fleet of $11.9 million for the open pit operations as the mine is beginning to transition from an underground/open pit operation to an open pit only operation. Free cash flow for the quarter was negative $27.9 million, compared to negative free cash flow in the prior quarter of $16.7 million due to lower cash flow from operations and higher capital spending.2

The Company announced in May 2023 that the Casa Berardi mine is beginning to transition from an underground/open pit operation to an open pit only operation. As part of that transition, the lower margin East Mine underground operations were closed in July. The better margin stopes at the underground West Mine are planned to be mined until mid-2024, at which time most underground activity will stop except exploration. To increase the productivity of the surface operations, the Company has begun insourcing with the purchase of $11.9 million of mobile mining equipment, and another $4 million is expected to be spent in the third quarter.

The Company expects to release an updated technical report in the first quarter of 2024. After closure of the underground operations in 2024, Casa Berardi will mine the 160 open pit until 2027 and is expected to be free cash flow positive. During a period of investment from 2028 to 2030, the Company expects no production while the permitting is being completed, investing in infrastructure and equipment, and exposing the first ore. Significant free cash flow is expected after 2030.

East Mine closure and June’s wildfires have reduced production guidance by about 25,000 ounces in 2023 and have increased AISC per gold ounce (after by-product credits) guidance by approximately $200 per ounce. For further details, see the Guidance section of this release.

Keno Hill - Yukon Territory

At Keno Hill, the mill restarted and began processing lower grade, stockpiled ore in June, producing 184,264 ounces of silver for the quarter The mill operated as expected at 330 tpd, which is 73% of projected year-end throughput, processing stockpiled, lower-grade ore of 17 ounces per ton (“opt”). The mine advanced the primary development sufficiently to initiate ore mining. The mill reconciled well to the model in the quarter with slightly fewer tons and better grades resulting in the expected silver and lead content with more zinc. Silver production is expected to exceed 2.5 million ounces in 2023.

Capital spend during the quarter was $3.4 million (net of $6.7 million in finance leases), and included mine development, surface infrastructure projects, and mill upgrades. Keno Hill will be included in silver operations reporting by the end of the year.

EXPLORATION AND PRE-DEVELOPMENT

Exploration and pre-development expenses totaled $6.9 million for the second quarter and $11.9 million for the first half of the year. Exploration activities during the quarter primarily focused on underground targets at Greens Creek, and Keno Hill. Highlights include:

  Keno Hill: Exploration drilling discovered high-grade mineralization in the Bermingham Townsite vein located within 500 feet of planned mine infrastructure.
  Greens Creek: Exploration and definition drilling continued to define and expand mineralization on strike of current mineralization with strong assay results from four targeted areas.

Keno Hill, Yukon Territory

At Keno Hill, $3.7 million of exploration is expected for the year. This quarter’s focus is on extending mineralization and resource conversion at the high-grade Bear Zone and defining new mineral resources at the Townsite Zone. During the first half, one underground drill completed over 11,000 feet of definition drilling, while two surface core drills completed over 13,000 feet of exploration drilling targeting the Bear and Townsite zones.

Bear Zone: Definition drilling targeted extending the Bear Zone to the North towards the Ruby Fault, which is interpreted to constrain mineralization of both the Bermingham Main and Bear veins. At the Bear vein, drilling results suggest that grade continues and strengthens outside the currently programmed stopes and is open for expansion. Highlights include:

  44.9 oz/ton silver, 1.7% lead, and 0.8% zinc over 11.1 feet
  120.9 oz/ton silver, 1.5% lead, and 3.3% zinc over 2.8 feet
  47.5 oz/ton silver, 0.8% lead, and 0.2% zinc over 7.8 feet
  79.4 oz/ton silver, 3.0% lead, and 1.3% zinc over 6.1 feet

Townsite Zone: High-grade mineralization was discovered in the Townsite vein approximately 2,000 feet southwest of the historical Townsite Mine stopes, and at a depth of 1,300 feet. This high-grade mineralization is open for expansion and continues to confirm the exploration potential within the district. Assay results to date include:

  25.5 oz/ton silver, 0.9% lead, and 0.3% zinc over 9.2 feet, including 108.2 oz/ton silver, 4.5% lead, and 1.0% zinc over 1.7 feet

Greens Creek, Alaska

At Greens Creek, $8.0 million of exploration is focused on expanding mineralization both from surface and underground. Four underground core drills completed over 70,000 feet of drilling in 132 holes focused on resource conversion in the 200 South, East, Gallagher, Upper Plate, 9A, and West ore zones and exploration targeting the southern extensions of the 200 South, and Gallagher zones. Additionally, two helicopter supported core drills completed over 4,000 feet of drilling in 12 holes targeting near mine extensions to the Upper Plate and East ore zones. Assay results have been received for drilling in the 200 South, East, Gallagher, Upper Plate, and West areas, and results continue to confirm and expand mineral zones. Highlights include:

200 South Zone:

  17.0 oz/ton silver, 0.19 oz/ton gold, 3.3% zinc, and 1.9% lead over 8.1 feet

East Zone:

  12.6 oz/ton silver, 0.05 oz/ton gold, 7.7% zinc, and 3.5% lead over 5.7 feet
  20.9 oz/ton silver, 0.04 oz/ton gold, 3.4% zinc, and 2.2% lead over 3.6 feet

Gallagher Zone:

  7.9 oz/ton silver, 0.22 oz/ton gold, 10.5% zinc and 4.8% lead over 45.3 feet
  15.0 oz/ton silver, 0.28 oz/ton gold, 2.6% zinc, and 1.3% lead over 9.0 feet
  9.8 oz/ton silver, 0.19 oz/ton gold, 10.8% zinc, and 2.9% lead over 25.7 feet
  21.6 oz/ton silver, 0.07 oz/ton gold, 0.6% zinc, and 0.4% lead over 41.3 feet

Upper Plate Zone: Underground and surface drilling has expanded resources over 600 and 300 feet of strike length, respectively. Initial surface drillholes completed to date have intercepted significant lengths of base metal rich white ore lithologies. Assay results from these initial surface drillholes are expected in the third quarter. Results to date indicate that drilling is upgrading and expanding mineralization in the Upper Plate Zone. Highlights from this drilling include:

  23.0 oz/ton silver, 0.05 oz/ton gold, 6.2% zinc and 3.1% lead over 13.2 feet
  20.7 oz/ton silver, 0.06 oz/ton gold, 1.7% zinc, and 0.7% lead over 18.0 feet

West Zone: Underground drilling expanded the strike length 550 feet with strong, high-grade mineralization over significant widths. Highlights from this drilling include:

  63.4 oz/ton silver, 0.84 oz/ton gold, 11.9% zinc and 3.8% lead over 15.2 feet
  13.0 oz/ton silver, 0.11 oz/ton gold, 14.4% zinc, and 3.4% lead over 8.3 feet

Detailed complete drill assay highlights can be found in Table A at the end of the release.

DIVIDENDS

Common Stock

The Board of Directors declared a quarterly cash dividend of $0.00625 per share of common stock, consisting of $0.00375 per share for the minimum dividend component and $0.0025 per share for the silver-linked component. The common stock dividend is payable on or about September 7, 2023, to stockholders of record on August 24, 2023. The second quarter realized silver price was $23.67, satisfying the criterion for the Company’s common stock silver-linked dividend policy component.

Preferred Stock

The Board of Directors elected to declare a quarterly cash dividend of $0.875 per share of preferred stock, payable on or about October 2, 2023, to stockholders of record on September 15, 2023.

2023 GUIDANCE 6

The Company has updated its annual gold production, cost, and capital guidance as below. There is no change to silver production guidance.

Gold production guidance for Greens Creek is increased to reflect higher gold production. Wildfires-related suspension of operations in June and the closure of the East Mine underground operations has resulted in lower expected gold production for 2023. Three-year gold production outlook has also decreased to include the closure of underground operations in mid-2024, and transition to full surface operations in 2024.

2023 Production Outlook

	Silver Production (Moz)	Gold Production (Koz)		Silver Equivalent (Moz)		Gold Equivalent (Koz)
		Previous	Current	Previous	Current	Previous	Current
2023 Greens Creek *	9.0 - 9.5	50.0 - 55.0	55.0 - 65.0	21.0 - 22.0	21.5 - 22.5	255 – 265	255 - 270
2023 Lucky Friday *	4.5 - 5.0	N/A	N/A	8.5 - 9.0	8.5 - 9.0	105 - 110	105 - 110
2023 Casa Berardi	N/A	110.0 - 115.0	85.0 - 95.0	9.0 - 9.5	7.0 - 8.0	110 – 115	85 – 95
2023 Keno Hill*	2.5 - 3.0	N/A	N/A	2.5 - 3.0	2.5 - 3.0	35 - 40	35 - 40

2023 Total	16.0 - 17.5	160.0 - 170.0	140.0 - 160.0	41.0 - 44.5	40.0 - 43.0	505 – 535	480 – 520
2024 Total	17.5 - 18.5	145.0 - 161.0	105.0 - 125.0	42.5 - 44.5	38.5 - 41.5	510 - 540	465 - 505
2025 Total	18.5 - 20.0	142.0 - 161.5	100.0 - 115.0	41.0 - 44.0	38.0 - 41.0	495 - 535	460 – 495

* Equivalent ounces include Lead and Zinc production

2023 Cost Outlook

At Greens Creek, guidance for cash costs, per silver ounce (net of by-products) has increased slightly to reflect lower zinc prices by-product credits due to lower zinc prices. Guidance for AISC, per silver ounce (each after by-product credits) has decreased due to higher expected gold production, and lower planned sustaining capital spend. At Lucky Friday, guidance for cash costs per silver ounce (each after by-product credits) is increased due to higher expected labor costs attributable to the CBA, and lower zinc by-product credits due to lower zinc prices. Lucky Friday guidance for AISC, per silver ounce (each after by-product credits) has been increased to reflect higher expected sustaining capital. Impact of the CBA changes on labor costs is approximately $2.5 million in 2023. Consolidated AISC per silver ounce (after by-product credits) is unchanged.

At Casa Berardi mine, increase in cash costs and AISC, per gold ounce, each after by-product credits, is primarily due to lower gold production due to wildfires-related suspension of operations in June and closure of the East Mine operations.

	Costs of Sales (million)		Cash cost, after by-product credits, per silver/gold ounce[3]		AISC, after by-product credits, per produced silver/gold ounce[4]
	Previous	Current	Previous	Current	Previous	Current
Greens Creek	245	245	$0.00 - $0.25	$0.00 - $0.50	$6.00 - $6.75	$5.25 - $5.75
Lucky Friday	128	131	$2.00 - $2.50	$4.00 - $4.75	$8.50 - $9.50	$11.50 - $13.00
Keno Hill	40	40	$11.00 - $13.50	$11.00 - $13.50	$12.25 - $14.75	$12.25 - $14.75
Total Silver	413	416	$2.50 - $3.00	$3.00 - $4.00	$10.25 - $11.50	$10.25 - $11.50
Casa Berardi	220	215	$1,450 - $1,550	$1,750 - $1,950	$1,975 - $2,050	$2,000 - $2,250

2023 Capital and Exploration Outlook

Consolidated capital guidance is increased for all operations except Greens Creek. At the Lucky Friday, increase in capital guidance is attributable to higher growth capital spend primarily related to the service hoist project, which was commissioned in early August. Increase in sustaining capital spend is attributable to increased development and timing of receipt of mobile equipment. At Keno Hill, increase in capital is attributable to mill upgrades, and increased underground development.

At Casa Berardi, the increase in capital is primarily attributable to growth capital, which comprises the addition of surface equipment fleet (approximately $16 million) and capitalization of 160 pit waste stripping costs. Sustaining capital spend at the mine is guided lower due to the allocation of stripping costs to growth capital.

Guidance for exploration and pre-development expenditures is unchanged at $32.5 million.

(millions)	Previous	Current	Current - Sustaining	Current - Growth
Capital expenditures	$190 - $200	$225 - $235	$114 - $119	$111 - $116
Greens Creek	$49 - $52	$47 - $50	$43 - $45	$4 - $5
Lucky Friday	$48 - $51	$59 - $62	$34 - $36	$25 - $26
Casa Berardi	$51 - $53	$72 - $74	$36 - $37	$36 - $37
Keno Hill	$42 - $44	$47 - $49	$0.5 - $1	$46.5 - $48
Keno Hill Ramp Up Costs	$9	$13

MANAGEMENT CHANGES

Hecla today announced Lauren Roberts, Senior Vice President, and Chief Operating Officer, is retiring at the end of 2023 after 12 years of service. Lauren’s significant contributions during his tenure at Hecla include managing the challenges of COVID at our operations, implementing the underhand closed bench mining method at Lucky Friday, and acquiring Alexco. He began his career with Hecla in the 1980s and returned as the Chief Operating Officer five years ago; his leadership has been instrumental in Hecla’s production growth and improved safety performance.

Carlos Aguiar will be appointed Vice President, Operations. Carlos has held several positions with the Company in the past 27 years and has been Vice President and General Manager of San Sebastian from 2016 to 2021 and Vice President and General Manager of Lucky Friday mine since 2021. Carlos will have the four operations reporting to him and will report to Lauren.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held on Wednesday, August 9, at 10:00 a.m. Eastern Time to discuss these results. We recommend that you dial in at least 10 minutes before the call commencement. You may join the conference call by dialing toll-free 1-888-330-2391 or for international dialing 1-240-789-2702. The Conference ID is 4812168 and must be provided when dialing in. Hecla's live and archived webcast can be accessed at https://events.q4inc.com/attendee/295670289 or www.hecla.com under Investors.

VIRTUAL INVESTOR EVENT

Hecla will be holding a Virtual Investor Event on Wednesday, August 9, from 12:00 p.m. to 2:00 p.m. Eastern Time.

Hecla invites shareholders, investors, and other interested parties to schedule a personal, 30-minute virtual meeting (video or telephone) with a member of senior management to discuss Financial, Exploration, Operations, ESG or general matters. Click on the link below to schedule a call (or copy and paste the link into your web browser). You can select a topic once you have entered the meeting calendar. If you are unable to book a time, either due to high demand or for other reasons, please reach out to Anvita M. Patil, Vice President, Investor Relations and Treasurer at hmc-info@hecla.com or 208-769-4100.

One-on-One meeting URL: https://calendly.com/2023-aug-vie

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company is developing a mine in the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by United States generally accepted accounting principles ("GAAP"). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The non-GAAP financial measures cited in this release and listed below are reconciled to their most comparable GAAP measure at the end of this release.

(1) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income, the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income, or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to debt and net income (loss), the most comparable GAAP measurements, can be found at the end of the release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as total debt outstanding less total cash on hand divided by adjusted EBITDA.

(2) Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less additions to properties, plants and equipment. Cash provided by operating activities for the Greens Creek, Lucky Friday, and Casa Berardi operating segments excludes exploration and pre-development expense, as it is a discretionary expenditure and not a component of the mines’ operating performance.

(3) Cash cost, after by-product credits, per silver and gold ounce is a non-GAAP measurement, a reconciliation of total cost of sales, can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines - to compare performance with that of other silver mining companies, and aggregating Casa Berardi and the Nevada operations, to compare its performance with other gold mining companies. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(4) All-in sustaining cost (“AISC”), after by-product credits, is a non-GAAP measurement, a reconciliation of which to total cost of sales, the closest GAAP measurement, can be found at the end of the release. AISC, after by-product credits, includes total cost of sales and other direct production costs, expenses for reclamation at the mine sites and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits. Prior year presentation has been adjusted to conform with current year presentation.

(5) Adjusted net income (loss) applicable to common stockholders is a non-GAAP measurement, a reconciliation of which to net income (loss) applicable to common stockholders, the most comparable GAAP measure, can be found at the end of the release. Adjusted net income (loss) applicable to common stockholders is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss) applicable to common stockholders as defined by GAAP. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) applicable to common stockholders per common share provides investors with the ability to better evaluate our underlying operating performance.

Current GAAP measures used in the mining industry, such as total cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that AISC is a non-GAAP measure that provides additional information to management, investors and analysts to help (i) in the understanding of the economics of our operations and performance compared to other producers and (ii) in the transparency by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

Other

(6) Expectations for 2023 include silver, gold, lead and zinc production from Greens Creek, Lucky Friday, Keno Hill, and Casa Berardi converted using Au $1,800/oz, Ag $22/oz, Zn $1.15/lb, and Pb 0.90$/lb, for equivalent ounce calculations and Au $1,950/oz, Ag $24.50/oz, Zn $1.15/lb, and Pb 1.00$/lb, for by-product credit calculations. Numbers are rounded.

Cautionary Statement Regarding Forward Looking Statements, Including 2023 Outlook

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements may include, without limitation: (i) Lucky Friday will achieve annual production rate of 425,000 ore tons by the end of 2023 and will be able to complete capital projects (coarse ore bunker) on schedule; (ii) Greens Creek will achieve throughput of 2,600 tpd by the fourth quarter; (iii) Keno Hill will achieve full production by year-end, with expected throughput of approximately 440 tpd; (iv) regarding Casa Berardi: (1) it will be a full surface operation by 2024 and be free cash flow positive after the completion of stripping and Cell 7 of the tailings facility, (2) the Company expects to release the updated technical report for Casa Berardi in the first quarter of 2024, (3) after closure of the underground operations in 2024, Casa Berardi is projected to mine the 160 open pit until 2027, (4) permitting of the higher-grade Principal and West Mine Crown Pillar pits is expected over the next four years after which investment in stripping and dewatering is expected to occur, and (5) the Company expects a production gap of approximately two years between 2028 and 2030 and once the higher grade pits are in production, they are expected to generate significant free cash flow starting in 2030; (v) the Company will achieve silver production of 20 million ounces by 2025; (vi) the Company will be able to achieve Net Debt to Adjusted EBITDA ratio of <2.0; (vii) mine-specific and Company-wide estimates of future production, sales and total cost of sales, as well as cash cost and AISC per ounce (in each case after by-product credits); and (viii) Company-wide estimated spending on capital, exploration and pre-development for 2023. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans, including with respect to the transition of Casa Berardi from an underground/open pit operation to an open pit only operation; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the USD/CAD being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; (viii) there being no significant changes to Company plans for 2023 and beyond due to COVID-19 or any other public health issue, including, but not limited to with respect to availability of employees, vendors and equipment; (ix) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (x) counterparties performing their obligations under hedging instruments and put option contracts; (xi) sufficient workforce is available and trained to perform assigned tasks; (xii) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (xiii) relations with interested parties, including First Nations and Native Americans, remain productive; (xiv) maintaining availability of water rights; (xv) factors do not arise that reduce available cash balances; and (xvi) there being no material increases in our current requirements to post or maintain reclamation and performance bonds or collateral related thereto.

In addition, material risks that could cause actual results to differ from forward-looking statements include, but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; (vi) conflict resolution and outcome of projects or oppositions; (vii) litigation, political, regulatory, labor and environmental risks, including with respect to obtaining or renewing permits; (viii) exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration; (ix) the failure of counterparties to perform their obligations under hedging instruments; (x) we take a material impairment charge on any of our assets; and (xi) inflation causes our costs to rise more than we currently expect. For a more detailed discussion of such risks and other factors, see the Company’s (i) 2022 Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on February 17, 2023. The Company does not undertake any obligation to release publicly, revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this presentation, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Qualified Person (QP)

Kurt D. Allen, MSc., CPG, VP - Exploration of Hecla Mining Company and Keith Blair, MSc., CPG, Chief Geologist of Hecla Limited, who serve as a Qualified Person under S-K 1300 and NI 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Technical Report Summaries (each a “TRS”) for each of the Company’s material properties are filed as exhibits 96.1, 96.2 and 96.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and are available at www.sec.gov. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of analytical or testing procedures for (i) the Greens Creek Mine are contained in its TRS and in a NI 43-101 technical report titled “Technical Report for the Greens Creek Mine” effective date December 31, 2018, (ii) the Lucky Friday Mine are contained in its TRS and in its technical report titled “Technical Report for the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, (iii) Casa Berardi are contained in its TRS and in its technical report titled “Technical Report on the mineral resource and mineral reserve estimate for Casa Berardi Mine, Northwestern Quebec, Canada” effective date December 31, 2018, and (iv) the San Sebastian Mine, Mexico, are contained in a technical report prepared for Hecla titled “Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico” effective date September 8, 2015. Also included in each TRS and the four technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant factors. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures are contained in technical reports prepared for Klondex Mines Ltd. for (i) the Fire Creek Mine (technical report dated March 31, 2018), (ii) the Hollister Mine (technical report dated May 31, 2017, amended August 9, 2017), and (iii) the Midas Mine (technical report dated August 31, 2014, amended April 2, 2015). Copies of these technical reports are available under Hecla’s profile on SEDAR at www.sedar.com. Mr. Allen and Mr. Blair reviewed and verified information regarding drill sampling, data verification of all digitally collected data, drill surveys and specific gravity determinations relating to all the mines. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

HECLA MINING COMPANY
Condensed Consolidated Statements of Loss
(dollars and shares in thousands, except per share amounts - unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2023	June 30, 2022
Sales	$178,131	$199,500	$377,631	$377,741
Cost of sales and other direct production costs	107,754	125,550	233,304	221,679
Depreciation, depletion and amortization	32,718	39,002	71,720	73,370
Total cost of sales	140,472	164,552	305,024	295,049
Gross profit	37,659	34,948	72,607	82,692

Other operating expenses:
General and administrative	10,783	12,070	22,853	17,986
Exploration and pre-development	6,893	4,967	11,860	24,008
Ramp-up and suspension costs	16,323	11,336	27,659	11,447
Provision for closed operations and environmental matters	3,111	1,044	4,155	2,373
Other operating (income) expense	(4,262)	(22)	(4,284)	4,408
	32,848	29,395	62,243	60,222
Income from operations	4,811	5,553	10,364	22,470
Other (expense) income:
Interest expense	(10,311)	(10,165)	(20,476)	(20,911)
Fair value adjustments, net	(2,558)	3,181	623	(10,463)
Foreign exchange gain (loss)	(3,850)	108	(3,742)	2,444
Other income	1,376	1,392	2,768	2,975
	(15,343)	(5,484)	(20,827)	(25,955)
Income (loss) before income taxes	(10,532)	69	(10,463)	(3,485)
Income and mining tax (expense) benefit	(5,162)	(3,242)	(8,404)	(5,885)
Net loss	(15,694)	(3,173)	(18,867)	(9,370)
Preferred stock dividends	(138)	(138)	(276)	(276)
Net loss applicable to common stockholders	$(15,832)	$(3,311)	$(19,143)	$(9,646)
Basic and diluted loss per common share after preferred dividends (in cents)	$(0.03)	$(0.01)	$(0.03)	$(0.02)
Weighted average number of common shares outstanding basic	604,088	600,075	602,077	538,943
Weighted average number of common shares outstanding diluted	604,088	600,075	602,077	538,943

HECLA MINING COMPANY
Condensed Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Quarter Ended		Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2023	June 30, 2022
OPERATING ACTIVITIES
Net loss	$(15,694)	$(3,173)	$(18,867)	$(9,370)
Non-cash elements included in net income (loss):
Depreciation, depletion and amortization	34,718	39,892	74,610	73,656
Adjustment of inventory to net realizable value	2,997	4,521	7,518	754
Fair value adjustments, net	2,558	(3,181)	(623)	(14,185)
Provision for reclamation and closure costs	3,634	1,694	5,328	3,271
Stock compensation	1,498	1,190	2,688	2,525
Deferred income taxes	4,027	558	4,585	(1,290)
Foreign exchange loss (gain)	6,025	(2,218)	3,807	(3,442)
Other non-cash items, net	1,388	186	1,574	982
Change in assets and liabilities:
Accounts receivable	13,087	15,477	28,564	19,199
Inventories	(8,882)	(9,239)	(18,121)	(8,352)
Other current and non-current assets	(5,207)	(9,856)	(15,063)	(894)
Accounts payable, accrued and other current liabilities	9,447	(9,304)	143	17,119
Accrued payroll and related benefits	(14,248)	4,705	(9,543)	278
Accrued taxes	(2,311)	2,226	(85)	(5,683)
Accrued reclamation and closure costs and other non-current liabilities	(9,260)	7,125	(2,135)	3,524
Cash provided by operating activities	23,777	40,603	64,380	78,092
INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(51,468)	(54,443)	(105,911)	(55,807)
Proceeds from sale or exchange of investments	—	—	—	2,487
Proceeds from disposition of properties, plants, equipment and mineral interests	80	—	80	730
Purchases of investments	—	—	—	(21,899)
Net cash used in investing activities	(51,388)	(54,443)	(105,831)	(74,489)
FINANCING ACTIVITIES
Proceeds from issuance of stock, net of related costs	14,003	11,885	25,888	—
Acquisition of treasury shares	(1,554)	(482)	(2,036)	(3,677)
Borrowing of debt	43,000	13,000	56,000	—
Repayment of debt	(12,000)	(13,000)	(25,000)	—
Dividends paid to common and preferred stockholders	(3,917)	(3,891)	(7,808)	(7,027)
Credit facility feed paid	—	0	—	(74)
Repayments of finance leases	(2,301)	(2,464)	(4,765)	(3,333)
Net cash provided by (used in) financing activities	37,231	5,048	42,279	(14,111)
Effect of exchange rates on cash	1,046	171	1,217	(1,321)
Net increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	10,666	(8,621)	2,045	(11,829)
Cash, cash equivalents and restricted cash at beginning of period	97,286	105,907	105,907	211,063
Cash, cash equivalents and restricted cash at end of period	$107,952	$97,286	$107,952	$199,234

HECLA MINING COMPANY
Condensed Consolidated Balance Sheets
(dollars and shares in thousands - unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$106,786	$104,743
Accounts receivable	30,716	55,841
Inventories	94,613	90,672
Other current assets	27,040	16,471
Total current assets	259,155	267,727
Investments	20,778	24,018
Restricted cash	1,166	1,164
Properties, plants, equipment and mineral interests, net	2,615,747	2,569,790
Operating lease right-of-use assets	9,901	11,064
Deferred tax assets	2,703	21,105
Other non-current assets	36,009	32,304
Total assets	$2,945,459	$2,927,172

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$81,653	$84,747
Accrued payroll and related benefits	25,993	37,579
Accrued taxes	4,036	4,030
Finance leases	11,213	9,483
Accrued reclamation and closure costs	9,693	8,591
Accrued interest	14,404	14,454
Other current liabilities	4,348	19,582
Total current liabilities	151,340	178,466
Accrued reclamation and closure costs	110,236	108,408
Long-term debt including finance leases	559,817	517,742
Deferred tax liability	118,611	125,846
Other non-current liabilities	12,619	17,743
Total liabilities	952,623	948,205

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	153,334	151,819
Capital surplus	2,289,607	2,260,290
Accumulated deficit	(430,606)	(403,931)
Accumulated other comprehensive income, net	14,196	2,448
Treasury stock	(33,734)	(31,698)
Total stockholders’ equity	1,992,836	1,978,967
Total liabilities and stockholders’ equity	$2,945,459	$2,927,172
Common shares outstanding	613,682	607,620

Non-GAAP Measures
(Unaudited)

Reconciliation of Total Cost of Sales to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of total cost of sales to the non-GAAP measures of (i) Cash Cost, Before By-product Credits, (ii) Cash Cost, After By-product Credits, (iii) AISC, Before By-product Credits and (iv) AISC, After By-product Credits for our operations and for the Company for the three months and six months ended June 30, 2023 and 2022, the three months ended March 31, 2023 December 31, 2022, September 30, 2022 and June 30, 2022.

Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce are measures developed by precious metals companies (including the Silver Institute and the World Gold Council) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as we report them are the same as those reported by other mining companies.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. We use AISC, After By-product Credits, per Ounce as a measure of our mines' net cash flow after costs for reclamation and sustaining capital. This is similar to the Cash Cost, After By-product Credits, per Ounce non-GAAP measure we report, but also includes reclamation and sustaining capital costs. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a silver and gold mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines to compare our performance with that of other silver mining companies, and aggregating Casa Berardi and Nevada Operations for comparison with other gold mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes reclamation and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense and sustaining capital costs. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies.

In addition to the uses described above, Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective.

The Casa Berardi and Nevada Operations and combined gold properties information below reports Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, their primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi and Nevada Operations. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi and Nevada Operations units is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek and Lucky Friday, our combined silver properties. Similarly, the silver produced at our other two units is not included as a by-product credit when calculating the gold metrics for Casa Berardi and Nevada Operations.

In thousands (except per ounce amounts)	Three Months Ended June 30, 2023					Three Months Ended March 31, 2023				Six Months Ended June 30, 2023					Six Months Ended June 30, 2022 (5)
	Greens Creek	Lucky Friday	Keno Hill (6)	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (6)	Corporate (2)	Total Silver	Greens Creek	Lucky Friday(2)	Corporate and other(3)	Total Silver
Total cost of sales	$63,054	$32,190	$1,581	$—	$96,825	$66,288	$34,534	$—	$100,822	$129,342	$66,724	$1,581	$—	197,647	$110,143	$59,613	$—	$169,756
Depreciation, depletion and amortization	(13,078)	(8,979)	(261)	—	(22,318)	(14,464)	(10,456)	—	(24,920)	(27,542)	(19,435)	(261)	—	(47,238)	(25,049)	(16,894)	—	(41,943)
Treatment costs	10,376	4,187	113	—	14,676	10,369	5,276	—	15,645	20,745	9,464	113	—	30,322	17,892	8,480	—	26,372
Change in product inventory	(1,242)	1,546	—	—	304	(1,614)	(2,409)	—	(4,023)	(2,856)	(863)	—	—	(3,719)	5,436	(402)	—	5,034
Reclamation and other costs	263	(250)	—	—	13	(129)	(408)	—	(537)	134	(658)	—	—	(524)			—
Exclusion of Keno Hill cash costs	—	—	(1,433)	—	(1,433)			—	—	-	-	(1,433)	—	(1,433)	(1,872)	(619)	—	(2,491)
Cash Cost, Before By-product Credits (1)	59,373	28,694	—	—	88,067	60,450	26,537	—	86,987	119,823	55,232	—	—	175,055	106,550	50,178	—	156,728
Reclamation and other costs	722	285	—	—	1,007	722	285	—	1,007	1,444	570	—	—	2,014	1,410	564	—	1,974
Sustaining capital	8,714	9,081	—	688	18,483	6,641	7,784	—	14,425	15,355	16,865	—	594	32,814	20,624	13,671	147	34,442
General and administrative	—	—	—	10,783	10,783	—	—	12,070	12,070	—	—	—	22,853	22,853	—	—	17,986	17,986
AISC, Before By-product Credits (1)	68,809	38,060	—	11,471	118,340	67,813	34,606	12,070	114,489	136,622	72,667	—	23,447	232,736	128,584	64,413	18,133	211,130
By-product credits:
Zinc	(20,923)	(5,448)	—	—	(26,371)	(24,005)	(6,816)	—	(30,821)	(44,928)	(12,264)	—	—	(57,192)	(61,479)	(14,204)	—	(75,683)
Gold	(28,458)	—	—	—	(28,458)	(25,286)	—	—	(25,286)	(53,744)	-	—	—	(53,744)	(38,947)	—	—	(38,947)
Lead	(6,860)	(14,287)	—	—	(21,147)	(7,942)	(14,299)	—	(22,241)	(14,802)	(28,586)	—	—	(43,388)	(16,237)	(26,379)	—	(42,616)
Total By-product credits	(56,241)	(19,735)	—	—	(75,976)	(57,233)	(21,115)	—	(78,348)	(113,474)	(40,850)	—	—	(154,324)	(116,663)	(40,583)	—	(157,246)
Cash Cost, After By-product Credits	$3,132	$8,959	$—	$—	$12,091	$3,217	$5,422	$—	$8,639	$6,349	$14,382	$—	$—	$20,731	$(10,113)	$9,595	$—	$(518)
AISC, After By-product Credits	$12,568	$18,325	$—	$11,471	$42,364	$10,580	$13,491	$12,070	$36,141	$23,148	$31,817	$—	$23,447	$78,412	$11,921	$23,830	$18,133	$53,884
Divided by ounces produced	2,356	1,287			3,642	2,773	1,262		4,035	5,129	2,549			7,678	4,840	2,114		6,954
Cash Cost, Before By-product Credits, per Silver Ounce	$25.20	$22.30			$24.18	$21.80	$21.03		$21.56	$23.36	$21.67			$22.80	$22.01	$23.74		$22.54
By-product credits per ounce	(23.87)	(15.34)			(20.86)	(20.64)	(16.73)		(19.42)	(22.13)	(16.03)			(20.10)	(24.10)	(19.20)		(22.61)
Cash Cost, After By-product Credits, per Silver Ounce	$1.33	$6.96			$3.32	$1.16	$4.30		$2.14	$1.23	$5.64			$2.70	$(2.09)	$4.54		$(0.07)
AISC, Before By-product Credits, per Silver Ounce	$29.21	$29.58			$32.49	$24.46	$27.42		$28.38	$26.64	$28.51			$30.31	$26.57	$30.47		$30.36
By-product credits per ounce	(23.87)	(15.34)			(20.86)	(20.64)	(16.73)		(19.42)	(22.13)	(16.03)			(20.10)	(24.10)	(19.20)		(22.61)
AISC, After By-product Credits, per Silver Ounce	$5.34	$14.24			$11.63	$3.83	$10.69		$8.96	$4.51	$12.48			$10.21	$2.47	$11.27		$7.75

In thousands (except per ounce amounts)	Three Months Ended June 30, 2023			Three Months Ended March 31, 2023			Six Months Ended June 30, 2023			Six Months Ended June 30, 2022 (5)
	Casa Berardi	Nevada Operations and Other (4)	Total Gold	Casa Berardi	Nevada Operations and Other (4)	Total Gold	Casa Berardi	Nevada Operations and Other (4)	Total Gold	Casa Berardi	Total Gold
Total cost of sales	$42,576	$1,071	$43,647	$62,998	$732	$63,730	$105,574	$1,803	$107,377	$124,038	$124,038
Depreciation, depletion and amortization	(10,272)	(127)	(10,399)	(14,036)	(47)	(14,083)	(24,308)	(174)	(24,482)	(31,305)	(31,305)
Treatment costs	351	—	351	467	—	467	818	—	818	915	915
Change in product inventory	(951)	—	(951)	(2,417)	—	(2,417)	(3,368)	—	(3,368)	(1,356)	(1,356)
Reclamation and other costs	(219)	—	(219)	(217)	—	(217)	(436)	—	(436)	(419)	(419)
Exclusion of Casa Berardi cash costs (3)	—	—	—	(2,851)	—	(2,851)	(2,851)	—	(2,851)	—	—
Exclusion of Nevada and Other costs	—	(944)	(944)	—	(685)	(685)	—	(1,629)	(1,629)	—	—
Cash Cost, Before By-product Credits (1)	31,485	—	31,485	43,944	—	43,944	75,429	—	75,429	91,873	91,873
Reclamation and other costs	219	—	219	217	—	217	436	—	436	419	419
Sustaining capital	9,025	—	9,025	15,015	—	15,015	24,041	—	24,041	14,878	14,878
AISC, Before By-product Credits (1)	40,729	—	40,729	59,176	—	59,176	99,906	—	99,906	107,170	107,170
By-product credits:
Silver	(144)		(144)	(127)	—	(127)	(271)	—	(271)	(354)	(354)
Total By-product credits	(144)	—	(144)	(127)	—	(127)	(271)	—	(271)	(354)	(354)
Cash Cost, After By-product Credits	$31,341	$—	$31,341	$43,817	$—	$43,817	$75,158	$—	$75,158	$91,519	$91,519
AISC, After By-product Credits	$40,585	$—	$40,585	$59,049	$—	$59,049	$99,635	$—	$99,635	$106,816	$106,816
Divided by gold ounces produced	19	—	19	25	—	25	44	—	44	64	64
Cash Cost, Before By-product Credits, per Gold Ounce	$1,666	$—	$1,666	$1,780	$—	$1,780	$1,731	$—	$1,731	$1,446	$1,446
By-product credits per ounce	(8)	—	(8)	(5)	—	(5)	(6)	—	(6)	(6)	(6)
Cash Cost, After By-product Credits, per Gold Ounce	$1,658	$—	$1,658	$1,775	$—	$1,775	$1,725	$—	$1,725	$1,440	$1,440
AISC, Before By-product Credits, per Gold Ounce	$2,155	$—	$2,155	$2,397	$—	$2,397	$2,292	$—	$2,292	$1,686	$1,686
By-product credits per ounce	(8)	—	(8)	(5)	—	(5)	(6)	—	(6)	(6)	(6)
AISC, After By-product Credits, per Gold Ounce	$2,147	$—	$2,147	$2,392	$—	$2,392	$2,286	$—	$2,286	$1,680	$1,680

In thousands (except per ounce amounts)	Three Months Ended June 30, 2023			Three Months Ended March 31, 2023			Six Months Ended June 30, 2023			Six Months Ended June 30, 2022 (5)
	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total
Total cost of sales	$96,825	$43,647	$140,472	$100,822	$63,730	$164,552	$197,647	$107,377	$305,024	$169,756	$124,038	$293,794
Depreciation, depletion and amortization	(22,318)	(10,399)	(32,717)	(24,920)	(14,083)	(39,003)	(47,238)	(24,482)	(71,720)	(41,943)	(31,305)	(73,248)
Treatment costs	14,676	351	15,027	15,645	467	16,112	30,322	818	31,140	26,372	915	27,287
Change in product inventory	304	(951)	(647)	(4,023)	(2,417)	(6,440)	(3,719)	(3,368)	(7,087)	5,034	(1,356)	3,678
Reclamation and other costs	13	(219)	(206)	(537)	(217)	(754)	(524)	(436)	(960)	(2,491)	(419)	(2,910)
Exclusion of Keno Hill cash costs	(1,433)	—	(1,433)	—	—	—	(1,433)	—	(1,433)	—	—	—
Exclusion of Casa Berardi cash costs (3)	—	—	—	—	(2,851)	(2,851)	—	(2,851)	(2,851)	—	—	—
Exclusion of Nevada and Other	—	(944)	(944)	—	(685)	(685)	—	(1,629)	(1,629)	—	—	—
Cash Cost, Before By-product Credits (1)	88,067	31,485	119,552	86,987	43,944	130,931	175,055	75,429	250,484	156,728	91,873	248,601
Reclamation and other costs	1,007	219	1,226	1,007	217	1,224	2,014	436	2,450	1,974	419	2,393
Sustaining capital	18,483	9,025	27,508	14,425	15,015	29,440	32,814	24,041	56,855	34,442	14,878	49,320
General and administrative	10,783	—	10,783	12,070	—	12,070	22,853	—	22,853	17,986	—	17,986
AISC, Before By-product Credits (1)	118,340	40,729	159,069	114,489	59,176	173,665	232,736	99,906	332,642	211,130	107,170	318,300
By-product credits:
Zinc	(26,371)	—	(26,371)	(30,821)	—	(30,821)	(57,192)	—	(57,192)	(75,683)	—	(75,683)
Gold	(28,458)	—	(28,458)	(25,286)	—	(25,286)	(53,744)	—	(53,744)	(38,947)	—	(38,947)
Lead	(21,147)	—	(21,147)	(22,241)	—	(22,241)	(43,388)	—	(43,388)	(42,616)	—	(42,616)
Silver	—	(144)	(144)	—	(127)	(127)	—	(271)	(271)	—	(354)	(354)
Total By-product credits	(75,976)	(144)	(76,120)	(78,348)	(127)	(78,475)	(154,324)	(271)	(154,595)	(157,246)	(354)	(157,600)
Cash Cost, After By-product Credits	$12,091	$31,341	$43,432	$8,639	$43,817	$52,456	$20,731	$75,158	$95,889	$(518)	$91,519	$91,001
AISC, After By-product Credits	$42,364	$40,585	$82,949	$36,141	$59,049	$95,190	$78,412	$99,635	$178,047	$53,884	$106,816	$160,700
Divided by ounces produced	3,642	19		4,035	25		7,678	44		6,954	64
Cash Cost, Before By-product Credits, per Ounce	$24.18	$1,666		$21.56	$1,780		$22.80	$1,731		$22.54	$1,446
By-product credits per ounce	(20.86)	(8)		(19.42)	(5)		(20.10)	(6)		(22.61)	(6)
Cash Cost, After By-product Credits, per Ounce	$3.32	$1,658		$2.14	$1,775		$2.70	$1,725		$(0.07)	$1,440
AISC, Before By-product Credits, per Ounce	$32.49	$2,155		$28.38	$2,397		$30.31	$2,292		$30.36	$1,686
By-product credits per ounce	(20.86)	(8)		(19.42)	(5)		(20.10)	(6)		(22.61)	(6)
AISC, After By-product Credits, per Ounce	$11.63	2,147		$8.96	2,392		$10.21	2,286		$7.75	1,680

In thousands (except per ounce amounts)	Three Months Ended December 31, 2022 (5)				Three Months Ended September 30, 2022 (5)				Three Months Ended June 30, 2022 (5)
	Greens Creek	Lucky Friday	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Corporate (2)	Total Silver
Total cost of sales	$70,074	$32,819	$—	$102,893	$52,502	$24,164	$—	$76,666	$60,506	$30,348	$—	$90,854
Depreciation, depletion and amortization	(13,557)	(9,549)	—	(23,106)	(10,305)	(7,261)	—	(17,566)	(13,629)	(8,862)	—	(22,491)
Treatment costs	10,467	5,334	—	15,801	9,477	4,791	—	14,268	8,778	4,803	—	13,581
Change in product inventory	(4,014)	(571)	—	(4,585)	4,464	3,022	—	7,486	(1,102)	503	—	(599)
Reclamation and other costs	499	(265)	—	234	(118)	(152)	—	(270)	(1,005)	(256)	—	(1,261)
Cash Cost, Before By-product Credits (1)	63,469	27,768	—	91,237	56,020	24,564	—	80,584	53,548	26,536	—	80,084
Reclamation and other costs	706	282	—	988	705	282	—	987	705	282	—	987
Sustaining capital	9,862	8,369	—	18,231	10,219	11,264	187	21,670	14,668	8,110	99	22,877
General and administrative	—	—	14,395	14,395	—	—	11,003	11,003	—	—	9,692	9,692
AISC, Before By-product Credits (1)	74,037	36,419	14,395	124,851	66,944	36,110	11,190	114,244	68,921	34,928	9,791	113,640
By-product credits:
Zinc	(26,112)	(6,249)	—	(32,361)	(26,244)	(7,155)	—	(33,399)	(32,828)	(8,227)	—	(41,055)
Gold	(19,630)	—	—	(19,630)	(17,019)	—	—	(17,019)	(20,364)	—	—	(20,364)
Lead	(7,351)	(14,392)	—	(21,743)	(6,212)	(11,796)	—	(18,008)	(8,271)	(14,543)	—	(22,814)
Total By-product credits	(53,093)	(20,641)	—	(73,734)	(49,475)	(18,951)	—	(68,426)	(61,463)	(22,770)	—	(84,233)
Cash Cost, After By-product Credits	$10,376	$7,127	$—	$17,503	$6,545	$5,613	$—	$12,158	$(7,915)	$3,766	$—	$(4,149)
AISC, After By-product Credits	$20,944	$15,778	$14,395	$51,117	$17,469	$17,159	$11,190	$45,818	$7,458	$12,158	$9,791	$29,407
Divided by ounces produced	2,433	1,224		3,657	2,469	1,075		3,544	2,410	1,226		3,636
Cash Cost, Before By-product Credits, per Silver Ounce	$26.08	$22.68		$24.95	$22.69	$22.87		$22.74	$22.21	$21.65		$22.03
By-product credits per ounce	(21.82)	(16.86)		(20.16)	(20.04)	(17.64)		(19.31)	(25.50)	(18.58)		(23.17)
Cash Cost, After By-product Credits, per Silver Ounce	$4.26	$5.82		$4.79	$2.65	$5.23		$3.43	$(3.29)	$3.07		$(1.14)
AISC, Before By-product Credits, per Silver Ounce	$30.43	$29.74		$34.14	$27.11	$33.62		$32.24	$28.60	$28.49		$31.25
By-product credits per ounce	(21.82)	(16.86)		(20.16)	(20.04)	(17.64)		(19.31)	(25.50)	(18.58)		(23.17)
AISC, After By-product Credits, per Silver Ounce	$8.61	$12.88		$13.98	$7.07	$15.98		$12.93	$3.10	$9.91		$8.08

In thousands (except per ounce amounts)	Three Months Ended December 31, 2022 (5)		Three Months Ended September 30, 2022 (5)		Three Months Ended June 30, 2022 (5)
	Casa Berardi	Total Gold	Casa Berardi	Total Gold	Casa Berardi	Total Gold
Total cost of sales	$65,328	$65,328	$59,532	$59,532	$61,870	$61,870
Depreciation, depletion and amortization	(14,568)	(14,568)	(15,089)	(15,089)	(15,459)	(15,459)
Treatment costs	521	521	429	429	457	457
Change in product inventory	1,122	1,122	420	420	(793)	(793)
Reclamation and other costs	(196)	(196)	(203)	(203)	(209)	(209)
Cash Cost, Before By-product Credits (1)	52,207	52,207	45,089	45,089	45,866	45,866
Reclamation and other costs	196	196	204	204	209	209
Sustaining capital	11,438	11,438	10,457	10,457	7,597	7,597
AISC, Before By-product Credits (1)	63,841	63,841	55,750	55,750	53,672	53,672
By-product credits:
Silver	(124)	(124)	(131)	(131)	(188)	(188)
Total By-product credits	(124)	(124)	(131)	(131)	(188)	(188)
Cash Cost, After By-product Credits	$52,083	$52,083	$44,958	$44,958	$45,678	$45,678
AISC, After By-product Credits	$63,717	$63,717	$55,619	$55,619	$53,484	$53,484
Divided by gold ounces produced	31	31	33	33	33	33
Cash Cost, Before By-product Credits, per Gold Ounce	$1,700	$1,700	$1,353	$1,353	$1,377	$1,377
By-product credits per ounce	(4)	(4)	(4)	(4)	(6)	(6)
Cash Cost, After By-product Credits, per Gold Ounce	$1,696	$1,696	$1,349	$1,349	$1,371	$1,371
AISC, Before By-product Credits, per Gold Ounce	$2,079	$2,079	$1,673	$1,673	$1,611	$1,611
By-product credits per ounce	(4)	(4)	(4)	(4)	(6)	(6)
AISC, After By-product Credits, per Gold Ounce	$2,075	$2,075	$1,669	$1,669	$1,605	$1,605

In thousands (except per ounce amounts)	Three Months Ended December 31, 2022 (5)			Three Months Ended September 30, 2022 (5)			Three Months Ended June 30, 2022 (5)
	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total
Total cost of sales	$102,893	$65,328	$168,221	$76,666	$59,532	$136,198	$90,854	$61,870	$152,724
Depreciation, depletion and amortization	(23,106)	(14,568)	(37,674)	(17,566)	(15,089)	(32,655)	(22,491)	(15,459)	(37,950)
Treatment costs	15,801	521	16,322	14,268	429	14,697	13,581	457	14,038
Change in product inventory	(4,585)	1,122	(3,463)	7,486	420	7,906	(599)	(793)	(1,392)
Reclamation and other costs	234	(196)	38	(270)	(203)	(473)	(1,261)	(209)	(1,470)
Cash Cost, Before By-product Credits (1)	91,237	52,207	143,444	80,584	45,089	125,673	80,084	45,866	125,950
Reclamation and other costs	988	196	1,184	987	204	1,191	987	209	1,196
Sustaining capital	18,231	11,438	29,669	21,670	10,457	32,127	22,877	7,597	30,474
General and administrative	14,395	—	14,395	11,003		11,003	9,692	—	9,692
AISC, Before By-product Credits (1)	124,851	63,841	188,692	114,244	55,750	169,994	113,640	53,672	167,312
By-product credits:
Zinc	(32,361)	—	(32,361)	(33,399)	—	(33,399)	(41,055)	—	(41,055)
Gold	(19,630)	—	(19,630)	(17,019)	—	(17,019)	(20,364)	—	(20,364)
Lead	(21,743)	—	(21,743)	(18,008)	—	(18,008)	(22,814)	—	(22,814)
Silver	—	(124)	(124)		(131)	(131)		(188)	(188)
Total By-product credits	(73,734)	(124)	(73,858)	(68,426)	(131)	(68,557)	(84,233)	(188)	(84,421)
Cash Cost, After By-product Credits	$17,503	$52,083	$69,586	$12,158	$44,958	$57,116	$(4,149)	$45,678	$41,529
AISC, After By-product Credits	$51,117	$63,717	$114,834	$45,818	$55,619	$101,437	$29,407	$53,484	$82,891
Divided by ounces produced	3,657	31		3,544	33		3,636	33
Cash Cost, Before By-product Credits, per Ounce	$24.95	$1,700		$22.74	1,353		$22.03	$1,377
By-product credits per ounce	(20.16)	(4)		(19.31)	(4)		(23.17)	(6)
Cash Cost, After By-product Credits, per Ounce	$4.79	$1,696		$3.43	$1,349		$(1.14)	$1,371
AISC, Before By-product Credits, per Ounce	$34.14	$2,079		$32.24	$1,673		$31.25	$1,611
By-product credits per ounce	(20.16)	(4)		(19.31)	(4)		(23.17)	(6)
AISC, After By-product Credits, per Ounce	$13.98	$2,075		$12.93	$1,669		$8.08	$1,605
(1)

Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs and royalties, before by-product revenues earned from all metals other than the primary metal produced at each operation. AISC, Before By-product Credits also includes reclamation and sustaining capital costs.

(2)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense, and sustaining capital.

(3)

During the three months ended March 31, 2023, the Company completed the necessary studies to conclude usage of the F-160 pit as a tailings storage facility after mining is complete. As a result, a portion of the mining costs have been excluded from Cash Cost, Before By-product Credits and AISC, Before By-product Credits.

(4)

Other includes $354,000 and $786,000 of total cost of sales for the three and six months ended June 30, 2023, respectively, related to the environmental services business acquired as part of the Alexco acquisition.

(5)

Prior year presentation has been adjusted to conform with current year presentation to eliminate exploration costs from the calculation of AISC, Before By-product Credits as exploration is an activity directed at the Corporate level to find new mineral reserve and resource deposits, and therefore we believe it is inappropriate to include exploration costs in the calculation of AISC, Before By-product Credits for a specific mining operation.

(6)

Keno Hill is in the ramp-up phase of production and as such costs associated with ramp up at this operation which amounted to $9.4 million and $15.3 million for the three and six months ended June 30, 2023 are excluded from the calculation of total cost of sales, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(7)

Casa Berardi operations were suspended in June 2023 in response to the directive of the Quebec Ministry of Natural Resources and Forests. Suspension costs amounted to $2.2 million for the three and six month periods ended June 30, 2023 and are excluded from the calculation of total cost of sales, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

2023 Guidance, Previous and Current Estimates: Reconciliation of Cost of Sales to Non-GAAP Measures

In thousands (except per ounce amounts)	Previous Estimate for Twelve Months Ended December 31, 2023
	Greens Creek	Lucky Friday	Keno Hill	Corporate(3)	Total Silver	Casa Berardi	Total Gold
Total cost of sales	$245,000	$128,000	$40,000	$—	$413,000	$220,000	$220,000
Depreciation, depletion and amortization	(46,000)	(37,900)	(6,800)	—	(90,700)	(52,800)	(52,800)
Treatment costs	43,700	15,375	5,150	—	64,225	300	300
Change in product inventory	(5,100)	(750)	1,000	—	(4,850)	(1,300)	(1,300)
Reclamation and other costs	1,000	1,000	750	—	2,750	500	500
Cash Cost, Before By-product Credits (1)	238,600	105,725	40,100	—	384,425	166,700	166,700
Reclamation and other costs	2,800	1,100	—	—	3,900	800	800
Exploration	5,900	—	2,600	2,250	10,750	5,400	5,400
Sustaining capital	48,500	30,200	550	—	79,250	52,200	52,200
General and administrative	—	—	—	44,000	44,000	—	—
AISC, Before By-product Credits (1)	295,800	137,025	43,250	46,250	522,325	225,100	225,100
By-product credits:
Zinc	(113,500)	(29,900)	(2,400)	—	(145,800)	—	—
Gold	(90,100)	—	—	—	(90,100)	—	—
Lead	(34,800)	(64,700)	(4,500)	—	(104,000)	—	—
Silver	—	—	—	—	—	(600)	(600)
Total By-product credits	(238,400)	(94,600)	(6,900)	—	(339,900)	(600)	(600)
Cash Cost, After By-product Credits	$200	$11,125	$33,200	$—	$44,525	$166,100	$166,100
AISC, After By-product Credits	$57,400	$42,425	$36,350	$46,250	$182,425	$224,500	$224,500
Divided by silver ounces produced	9,250	4,750	2,750		16,750	112.5	112.5
Cash Cost, Before By-product Credits, per Silver Ounce	$25.79	$22.26	$14.58		$22.95	$1,482	$1,482
By-product credits per silver ounce	(25.77)	(19.92)	(2.51)		(20.29)	(5)	(5)
Cash Cost, After By-product Credits, per Silver Ounce	$0.02	$2.34	$12.07		$2.66	$1,477	$1,477
AISC, Before By-product Credits, per Silver Ounce	$31.98	$28.85	$15.73		$31.18	$2,001	$2,001
By-product credits per silver ounce	(25.77)	(19.92)	(2.51)		(20.29)	(5)	(5)
AISC, After By-product Credits, per Silver Ounce	$6.21	$8.93	$13.22		$10.89	$1,996	$1,996

In thousands (except per ounce amounts)	Current Estimate for Twelve Months Ended December 31, 2023
	Greens Creek	Lucky Friday	Keno Hill	Corporate(2)	Total Silver	Casa Berardi	Total Gold
Total cost of sales	$245,000	$130,600	$40,000	$—	$415,600	$215,000	$215,000
Depreciation, depletion and amortization	(46,000)	(38,500)	(6,800)	—	(91,300)	(52,800)	(52,800)
Treatment costs	43,700	18,900	5,150	—	67,750	300	300
Change in product inventory	(5,100)	(2,500)	1,000	—	(6,600)	(1,300)	(1,300)
Reclamation and other costs	1,000	500	750	—	2,250	500	500
Cash Cost, Before By-product Credits (1)	238,600	109,000	40,100	—	387,700	161,700	161,700
Reclamation and other costs	2,800	1,100	—	—	3,900	800	800
Sustaining capital	44,350	35,600	550	—	80,500	37,900	37,900
General and administrative	—	—	—	44,000	44,000	—	—
AISC, Before By-product Credits (1)	285,750	145,700	40,650	44,000	516,100	200,400	200,400
By-product credits:
Zinc	(92,700)	(26,300)	(1,800)	—	(120,800)	—	—
Gold	(110,000)	—	—	—	(110,000)	—	—
Lead	(32,800)	(62,100)	(3,200)	—	(98,100)	—	—
Silver	—	—	—	—	—	(600)	(600)
Total By-product credits	(235,500)	(88,400)	(5,000)	—	(328,900)	(600)	(600)
Cash Cost, After By-product Credits	$3,100	$20,600	$35,100	$—	$58,800	$161,100	$161,100
AISC, After By-product Credits	$50,250	$57,300	$35,650	$44,000	$187,200	$199,800	$199,800
Divided by silver ounces produced	9,250	4,750	2,750		16,750	90.0	90.0
Cash Cost, Before By-product Credits, per Silver Ounce	$25.79	$22.95	$14.58		$23.15	$1,797	$1,797
By-product credits per silver ounce	(25.46)	(18.61)	(1.82)		(19.64)	(7)	(7)
Cash Cost, After By-product Credits, per Silver Ounce	$0.34	$4.34	$12.76		$3.51	$1,790	$1,790
AISC, Before By-product Credits, per Silver Ounce	$30.89	$30.67	$14.78		$30.81	$2,227	$2,227
By-product credits per silver ounce	(25.46)	(18.61)	(1.82)		(19.64)	(7)	(7)
AISC, After By-product Credits, per Silver Ounce	$5.43	$12.06	$12.96		$11.18	$2,220	$2,220
(1)

Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs and royalties, before by-product revenues earned from all metals other than the primary metal produced at each operation. AISC, Before By-product Credits also includes reclamation and sustaining capital costs.

(2)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense, and sustaining capital.

Reconciliation of Net Income (Loss) (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net income (loss) before the following items: interest expense, income and mining taxes, depreciation, depletion, and amortization expense, ramp-up and suspension costs, gains and losses on disposition of properties, plants, equipment and mineral interests, foreign exchange gains and losses, fair value adjustments, net, interest and other income, provisions for environmental matters, stock-based compensation, provisional price gains and losses, monetization of zinc hedges and adjustments of inventory to net realizable value. Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, capital leases, and other notes payable, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net loss and debt to adjusted EBITDA and net debt:

Dollars are in thousands	2Q-2023	1Q-2023	4Q-2022	3Q-2022	2Q-2022	LTM June 30, 2023	FY 2022
Net loss	$(15,694)	$(3,171)	$(4,452)	$(23,526)	$(13,523)	$(46,843)	$(37,348)
Interest expense	10,311	10,165	11,008	10,874	10,505	42,358	42,793
Income and mining taxes	5,162	3,242	(3,924)	(9,527)	254	(5,047)	(7,566)
Depreciation, depletion and amortization	34,718	39,892	37,576	32,992	38,072	145,178	143,938
Ramp-up and suspension costs	16,323	11,336	7,575	5,092	5,242	40,326	24,114
(Gain) loss on disposition of properties, plants, equipment, and mineral interests	(75)	—	—	19	5	(56)	16
Foreign exchange loss (gain)	3,850	(108)	900	(5,667)	(4,482)	(1,025)	(7,211)
Fair value adjustments, net	2,558	(3,181)	(9,985)	4,241	16,428	(6,368)	4,788
Provisional price (gains) losses	(2,143)	(2,093)	(625)	6,625	15,807	1,764	20,839
Provision for closed operations and environmental matters	3,111	1,044	3,741	1,781	1,628	9,677	8,793
Stock-based compensation	1,498	1,190	1,714	1,773	1,254	6,175	6,012
Adjustments of inventory to net realizable value	2,997	4,521	487	1,405	754	9,410	2,646
Monetization of zinc hedges	5,467	(579)	16,664	—	—	21,552	16,664
Other	(343)	(355)	1,582	473	(1,470)	1,357	(986)
Adjusted EBITDA	$67,739	$61,903	$62,261	$26,555	$70,474	$218,458	$217,492
Total debt						$571,030	$527,225
Less: Cash and cash equivalents						106,786	104,743
Net debt						$464,244	$422,482
Net debt/LTM adjusted EBITDA (non-GAAP)						2.1	1.9

Reconciliation of Net (Loss) Income Applicable to Common Stockholders (GAAP) to Adjusted Net (Loss) Income Applicable to Common Shareholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net income (loss) applicable to common stockholders and adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands	2Q-2023	1Q-2023	4Q-2022	3Q-2022	2Q-2022	YTD-2023	YTD-2022
Net loss applicable to common stockholders	$(15,832)	$(3,309)	$(4,590)	$(23,664)	$(13,661)	$(19,143)	$(9,646)
Adjusted for items below:
Fair value adjustments, net	2,558	(3,181)	(9,985)	4,241	16,428	$(624)	10,532
Provisional pricing (gains) losses	(2,143)	(2,093)	(625)	6,625	15,807	$(4,236)	14,839
Environmental accruals	1,989	—	2,860	—	—	$1,989	14
Foreign exchange loss (gain)	3,850	(108)	900	(5,667)	(4,482)	$3,742	(2,444)
Ramp-up and suspension costs	16,323	11,336	7,575	5,092	5,242	$27,659	11,447
(Gain) loss on disposition of properties, plants, equipment and mineral interests	(75)	—	—	19	5	$(75)	(3)
Adjustments of inventory to net realizable value	2,997	4,521	487	1,405	754	$7,518	754
Monetization of zinc hedges	5,467	(579)	16,664	—	—	$4,888	—
Other	—	—	939	—	—	$—	—
Adjusted income (loss) applicable to common stockholders	$15,133	$6,587	$14,225	$(11,949)	$20,093	$21,720	$25,493
Weighted average shares - basic	604,088	600,075	596,959	554,531	539,401	602,077	538,943
Weighted average shares - diluted	604,088	600,075	596,959	554,531	539,401	602,077	539,401
Basic adjusted net income (loss) per common stock (in cents)	0.03	0.01	0.02	(0.02)	0.04	0.04	0.05
Diluted adjusted net income (loss) per common stock (in cents)	0.03	0.01	0.02	(0.02)	0.04	0.04	0.05

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to properties, plants, equipment and mineral interests. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

Dollars are in thousands	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Cash provided by operating activities	$23,777	$40,183	$64,380	$78,092
Less: Additions to properties, plants equipment and mineral interests	$(51,468)	$(34,329)	$(105,911)	$(55,807)
Free cash flow	$(27,691)	$5,854	$(41,531)	$22,285

Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less additions to properties, plants and equipment. Cash provided by operating activities for the Greens Creek, Lucky Friday, and Casa Berardi operating segments excludes exploration and pre-development expense, as it is a discretionary expenditure and not a component of the mines’ operating performance.

Dollars are in thousands	Total Silver Operations	Six Months Ended June 30,	Years Ended December 31,
		2023	2022	2021	2020
Cash provided by operating activities	$787,521	$151,673	$188,434	$271,309	$176,105
Exploration	$12,719	$2,208	$5,920	$4,591	$-
Less: Additions to properties, plants equipment and mineral interests	$(233,629)	$(46,510)	$(87,890)	$(53,768)	$(45,461)
Free cash flow	$566,611	$107,371	$106,464	$222,132	$130,644

TABLE A
Assay Results – Q2 2023

Greens Creek (Alaska)
Zone	Drillhole Number	Drillhole Azm/Dip	Sample From (feet)	Sample To (feet)	Est. True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Zinc (%)	Lead (%)	Depth From Mine Portal (feet)
9A	GC6023	207/21	239.8	250.2	10.1	10.7	0.04	8.8	6.5	-19
200 South	GC5854	243/-31	110.0	112.0	0.7	0.9	0.00	11.1	4.5	-1357
200 South	GC5872	239/-89	1173.0	1188.0	15.0	10.6	0.09	0.2	0.1	-2477
200 South	GC5891	157/-64	103.4	106.8	3.3	15.2	0.02	19.5	7.5	-1399
200 South	GC5891	157/-64	715.0	725.0	8.1	17.0	0.19	3.3	1.9	-1950
200 South	GC5891	157/-64	753.5	755.0	1.2	4.1	0.01	14.7	8.9	-1950
200 South	GC5913	305/49	418.0	422.0	2.2	0.9	0.24	4.9	1.7	-1449
East Zone	GC5926	74/21	573.5	577.0	2.4	8.1	0.08	1.0	0.5	860
East Zone	GC5926	74/21	585.2	590.0	3.2	14.8	0.14	4.5	2.0	860
East Zone	GC5937	63/-28	322.0	328.0	5.7	12.6	0.05	7.7	3.5	402
East Zone	GC6027	49/47	145.0	151.8	3.6	20.9	0.04	3.4	2.2	10
East Zone	GC6027	49/47	158.0	163.0	2.7	13.9	0.02	2.7	1.7	10
Gallagher Zone	GC5931	63/-60	200.0	202.0	1.8	6.9	0.24	2.0	1.0	-926
Gallagher Zone	GC5931	63/-60	211.0	260.5	45.3	7.9	0.22	10.5	4.8	-976
Gallagher Zone	GC5931	63/-60	377.0	389.5	12.5	3.7	0.12	8.8	3.8	-1089
Gallagher Zone	GC5931	63/-60	463.0	464.0	0.9	2.8	0.02	9.1	5.9	-1154
Gallagher Zone	GC5931	63/-60	480.5	486.0	4.9	6.4	0.06	4.4	2.0	-1173
Gallagher Zone	GC5945	75/-59	208.0	213.5	5.2	10.6	0.15	1.9	1.2	-992
Gallagher Zone	GC5945	75/-59	235.0	237.0	1.9	27.0	0.19	5.4	3.4	-992
Gallagher Zone	GC5945	75/-59	244.0	266.0	13.7	7.8	0.17	7.1	4.2	-1067
Gallagher Zone	GC5957	67/-81	210.3	212.3	2.0	7.4	0.04	3.9	2.1	-957
Gallagher Zone	GC5971	74/-51	427.0	432.0	4.4	9.5	0.21	7.0	3.3	-1088
Gallagher Zone	GC5971	74/-51	469.3	484.2	14.9	9.0	0.07	2.6	1.3	-1127
Gallagher Zone	GC5974	76/-39	268.8	298.0	22.4	3.6	0.07	6.0	2.6	-920
Gallagher Zone	GC5985	63/-21	78.5	92.0	9.0	15.0	0.28	2.6	1.3	-752
Gallagher Zone	GC5985	63/-21	212.0	242.0	24.9	3.9	0.09	8.4	3.5	-804
Gallagher Zone	GC5985	63/-21	306.5	322.0	15.3	3.9	0.03	6.8	3.8	-835
Gallagher Zone	GC5988	63/-36	75.0	80.3	5.0	26.1	0.08	4.7	2.4	-769
Gallagher Zone	GC5988	63/-36	89.5	115.7	25.7	9.8	0.19	10.8	2.9	-786
Gallagher Zone	GC5988	63/-36	202.0	222.7	20.6	4.8	0.11	5.5	2.6	-847
Gallagher Zone	GC5988	63/-36	289.0	291.0	2.0	9.7	0.03	8.3	5.3	-897
Gallagher Zone	GC5989	63/-59	57.0	61.5	4.3	7.3	0.10	7.7	4.0	-776
Gallagher Zone	GC5989	63/-59	86.5	119.0	32.4	3.4	0.10	7.4	3.4	-812
Gallagher Zone	GC5990	63/-87	53.0	62.0	9.0	4.1	0.06	9.7	3.9	-784
Gallagher Zone	GC5993	73/-23	70.0	75.0	3.5	7.5	0.11	17.6	9.3	-758
Gallagher Zone	GC5993	73/-23	150.5	250.5	74.0	4.7	0.13	6.9	2.6	-819
Gallagher Zone	GC5993	73/-23	320.0	329.0	8.6	4.7	0.04	11.3	9.1	-876
Gallagher Zone	GC5999	63/-49	57.5	67.0	9.5	2.8	0.06	8.1	4.2	-771
Gallagher Zone	GC5999	63/-49	100.5	113.5	13.0	3.0	0.13	9.5	3.0	-806
Gallagher Zone	GC6001	60/-29	95.7	233.0	111.1	4.2	0.13	9.2	3.9	-802
Gallagher Zone	GC6003	63/-11	111.0	115.0	2.9	14.2	0.18	3.5	1.6	-832
Gallagher Zone	GC6003	63/-11	450.0	452.0	1.9	20.0	0.08	0.5	0.3	-1197
Gallagher Zone	GC6003	63/-11	455.0	458.0	2.4	14.5	0.03	0.7	0.3	-1177
Gallagher Zone	GC6007	243/25	86.5	94.0	5.1	16.9	0.57	5.9	2.7	-668
Gallagher Zone	GC6007	243/25	141.0	158.2	12.2	5.2	0.07	4.4	2.0	-649
Gallagher Zone	GC6008	244/52	35.0	45.5	7.9	3.5	0.06	4.9	2.3	-669
Gallagher Zone	GC6014	257/-84	43.0	51.4	8.3	5.0	0.06	4.7	2.6	-741
Gallagher Zone	GC6014	257/-84	496.5	543.5	41.3	21.6	0.07	0.6	0.4	-1239
Gallagher Zone	GC6014	257/-84	556.5	559.0	2.2	20.5	0.13	3.0	1.6	-1239
Gallagher Zone	GC6021	57/-45	13.3	18.5	5.2	2.4	0.04	10.7	5.1	-735
Gallagher Zone	GC6021	57/-45	124.0	132.0	4.6	7.2	0.08	3.6	1.8	-812
Gallagher Zone	GC6021	57/-45	192.0	195.0	2.8	0.3	0.39	0.0	0.0	-859
Gallagher Zone	GC6022	63/-11	17.8	33.4	12.4	12.5	0.21	9.5	4.6	-722
Gallagher Zone	GC6022	63/-11	60.8	73.0	10.0	7.5	0.08	5.5	2.2	-730
Gallagher Zone	GC6022	63/-11	160.0	190.0	26.9	4.1	0.10	3.9	1.8	-750
Upper Plate	GC6004	313/77	500.5	502.2	1.7	24.3	0.00	1.1	0.6	306
Upper Plate	GC6020	282/63	590.5	597.5	7.0	10.8	0.06	14.1	6.0	344
Upper Plate	GC6025	27/47	750.4	752.6	2.1	26.1	0.26	16.6	6.6	372
Upper Plate	GC6036	40/73	490.0	503.5	13.5	17.0	0.07	6.4	3.2	304
Upper Plate	GC6036	40/73	526.5	529.0	2.5	13.6	0.03	13.4	4.1	336
Upper Plate	GC6039	47/68	485.5	500.5	13.4	15.2	0.04	1.1	0.5	328
Upper Plate	GC6039	47/68	534.0	537.5	3.4	21.2	0.02	18.0	6.5	288
Upper Plate	GC6041	61/67	476.2	491.0	13.2	23.0	0.05	6.2	3.1	278
Upper Plate	GC6041	61/67	512.5	515.3	2.8	13.6	0.02	23.4	6.9	302
Upper Plate	GC6044	59/73	467.0	468.5	1.5	4.2	0.00	14.8	8.0	275
Upper Plate	GC6044	59/73	478.8	489.0	10.1	12.2	0.06	5.2	2.7	295
Upper Plate	GC6044	59/73	508.5	509.5	1.0	19.5	0.02	7.7	2.6	315
Upper Plate	GC6048	75/67	461.0	462.0	1.0	25.7	0.02	14.8	2.1	251
Upper Plate	GC6050	88/64	432.0	434.5	2.3	16.3	0.01	13.0	7.3	219
Upper Plate	GC6054	100/71	499.0	502.0	2.9	0.3	2.35	0.2	0.2	295
Upper Plate	GC5979	14/74	492.0	510.0	18.0	20.7	0.06	1.7	0.7	319
Upper Plate	GC5979	14/74	545.0	549.5	4.3	33.3	0.03	13.8	5.4	263
Upper Plate	GC6004	313/77	500.5	502.2	1.7	24.3	0.00	1.1	0.6	306
Upper Plate	GC6025	27/47	750.4	752.6	2.1	26.1	0.26	16.6	6.6	372
West Definition	GC5933	73/-19	169.0	194.0	23.3	4.5	0.21	5.9	0.9	-534
West Definition	GC5933	73/-19	283.5	289.0	4.8	2.1	0.05	17.3	1.7	-570
West Definition	GC5933	73/-19	500.3	502.0	1.6	9.5	0.01	3.2	1.4	-651
West Definition	GC5933	73/-19	538.3	539.3	1.0	10.3	0.05	15.2	3.9	-669
West Definition	GC5934	63/-43	321.5	322.5	1.0	14.5	0.03	3.7	1.7	332
West Definition	GC5934	63/-43	327.5	328.5	1.0	8.3	0.04	2.6	1.2	332
West Definition	GC5939	72/-14	176.5	202.5	21.9	4.7	0.23	10.2	1.9	-528
West Definition	GC5939	72/-14	296.5	297.5	0.9	5.2	0.04	12.6	1.9	-565
West Definition	GC5939	72/-14	527.0	530.5	3.3	7.9	0.03	6.4	2.9	-621
West Definition	GC5940	45/-58	314.0	318.0	3.8	41.2	0.46	5.2	2.5	305
West Definition	GC5944	49/-49	320.5	332.5	12.0	10.1	0.05	1.9	0.9	308
West Definition	GC5947	34/-49	314.0	316.0	2.0	9.9	0.03	1.5	0.6	311
West Definition	GC5948	72/-10	581.9	593.0	10.2	5.8	0.04	12.7	3.2	-590
West Definition	GC5950	75/-47	327.5	340.0	12.2	8.8	0.05	3.5	1.9	304
West Definition	GC5952	73/-40	309.0	312.0	3.0	5.4	0.02	5.4	2.6	345
West Definition	GC5952	73/-40	334.7	355.0	17.6	5.9	0.01	3.4	2.1	318
West Definition	GC5954	92/-56	342.0	344.0	1.9	38.2	0.20	4.3	0.8	-746
West Definition	GC5954	92/-56	358.5	361.0	2.4	62.8	0.34	1.0	0.4	-741
West Definition	GC5956	67/-11	558.0	563.0	4.8	10.5	0.04	11.5	3.6	-582
West Definition	GC5956	67/-11	578.5	580.0	1.4	20.2	0.09	19.2	7.4	-587
West Definition	GC5958	84/-42	343.0	355.0	11.4	6.6	0.09	2.4	1.4	285
West Definition	GC5958	84/-42	360.0	372.0	11.4	14.0	0.08	7.6	5.1	267
West Definition	GC5964	67/-20	168.0	182.0	11.2	6.3	0.15	8.9	1.5	-536
West Definition	GC5964	67/-20	271.8	275.1	3.2	2.4	0.07	19.8	1.0	-571
West Definition	GC5973	62/-15	537.0	542.0	4.2	4.4	0.09	17.7	4.9	-609
West Definition	GC5973	62/-15	554.5	558.5	3.4	7.8	0.03	14.4	5.6	-613
West Definition	GC5976	61/-22	162.0	179.0	15.8	4.4	0.22	6.7	0.8	-531
West Definition	GC5976	61/-22	496.6	505.2	8.3	13.0	0.11	14.4	3.4	-635
West Definition	GC5980	61/-27	477.5	486.0	8.1	7.7	0.04	8.0	3.3	-670
West Definition	GC5982	56/-14	546.0	557.5	9.4	9.2	0.06	31.6	10.8	-579
West Definition	GC5986	54/-28	455.9	461.8	5.7	10.3	0.05	16.4	2.5	-676
West Definition	GC5987	57/-10	558.5	559.5	0.7	9.5	0.02	9.0	3.2	-544
West Definition	GC5992	53/-34	443.2	449.4	6.2	2.9	0.03	14.3	2.3	-718
West Definition	GC6000	50/-21	536.0	554.0	15.2	63.4	0.84	11.9	3.8	-641
West Definition	GC6005	71/-7	606.5	620.0	11.6	7.4	0.04	12.3	2.6	-530
West Definition	GC6009	47/-30	478.2	489.0	10.0	4.6	0.13	6.9	1.6	-704
West Definition	GC6013	71/-2	613.2	621.6	7.4	23.9	0.04	8.9	3.6	-519
West Definition	GC6019	54/-7	541.0	544.0	2.7	7.0	0.06	14.7	4.0	-543
West Definition	GC6019	54/-7	548.5	549.5	0.9	12.2	0.06	5.6	2.8	-543
West Definition	GC6019	54/-7	554.0	555.0	0.9	7.6	0.08	3.3	1.3	-543
West Definition	GC6028	54/-11	515.8	519.0	3.1	22.3	0.29	8.8	3.3	-585
West Definition	GC6032	55/-2	545.9	551.9	5.5	16.7	0.20	7.3	2.5	-517
West Definition	GC6040	60/-5	545.0	546.5	1.3	18.6	0.04	10.1	5.4	-528
West Definition	GC6042	65/-23	468.4	470.5	2.1	5.6	0.03	18.7	4.5	-678
West Definition	GC6049	85/-12	563.0	571.1	6.0	2.2	0.02	19.0	2.8	-565
West Definition	GC6055	65/-18	501.5	506.0	3.3	3.0	0.04	26.7	4.6	-603
West Definition	GC6056	52/2	322.0	324.5	1.8	3.6	0.13	11.3	0.1	-451
West Definition	GC6058	52/6	658.1	665.3	5.4	7.5	0.07	7.7	1.4	-391
West Definition	GC6062	51/-13	495.5	501.0	5.1	4.6	0.05	20.6	4.6	-606

Keno Hill (Yukon)
Zone	Drillhole Number	Drillhole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Lead (%)	Zinc (%)	Depth From Surface (feet)
Flame and Moth	FMUG22-030	276/-10	164.7	167.6	2.6	4.9	0.01	1.5	0.3	368
Flame and Moth	FMUG22-030	276/-10	193.4	197.1	3.4	16.5	0.00	2.5	0.5	372
Flame and Moth	FMUG22-030	276/-10	209.3	220.1	10.4	9.7	0.01	2.6	1.7	374
Flame and Moth	FMUG22-030	276/-10	227.4	228.1	0.8	34.4	0.00	2.0	3.3	377
Flame and Moth	FMUG22-031	268/-16	200.0	207.8	5.9	16.0	0.00	0.9	0.2	398
Flame and Moth	FMUG22-031	268/-16	216.2	222.3	5.2	4.1	0.00	1.6	0.4	400
Flame and Moth	FMUG22-031	268/-16	230.6	231.7	0.9	7.4	0.00	1.6	0.6	404
Flame and Moth	FMUG22-032	262/12	271.8	286.3	8.2	1.8	0.01	0.7	0.2	277
Flame and Moth	FMUG22-032	262/12	293.8	305.1	8.8	9.6	0.00	1.1	1.3	270
Flame and Moth	FMUG22-034	262/-6	191.9	193.2	0.7	1.2	0.00	1.9	0.1	360
Flame and Moth	FMUG22-034	262/-6	206.0	207.2	0.6	6.3	0.01	0.1	0.2	361
Flame and Moth	FMUG22-034	262/-6	230.9	253.3	16.5	1.7	0.00	0.5	0.3	365
Flame and Moth	FMUG22-036	262/-25	202.9	207.0	2.6	8.4	0.00	0.9	0.2	429
Flame and Moth	FMUG22-036	262/-25	215.9	241.6	21.3	5.9	0.00	2.5	0.5	440
Flame and Moth	FMUG22-037	256/-2	255.1	257.7	1.1	2.7	0.00	0.6	0.2	346
Flame and Moth	FMUG22-039	252/-6	276.2	276.9	0.4	4.1	0.00	0.9	0.8	366
Flame and Moth	FMUG22-039	252/-6	292.7	295.3	1.5	15.3	0.00	0.7	2.6	367
Flame and Moth	FMUG22-039	252/-6	301.8	303.3	0.8	11.9	0.00	0.1	0.3	368
Bermingham	BMUG23-037	140/4	227.0	239.9	12.2	3.1	0.00	0.6	0.6	359
Bermingham	BMUG23-037	140/4	259.6	262.5	2.8	2.2	0.00	0.1	1.1	357
Bermingham	BMUG23-037	140/4	285.1	289.3	4.0	2.0	0.00	0.0	0.3	353
Bermingham	BMUG23-037	140/4	425.2	426.2	0.5	10.6	0.00	0.1	0.3	339
Bermingham	BMUG23-037	140/4	435.9	443.7	5.2	12.3	0.01	1.7	0.6	337
Bermingham	BMUG23-038	140/-8	240.5	241.1	0.6	7.7	0.00	0.6	0.2	408
Bermingham	BMUG23-038	140/-8	362.2	362.9	0.4	3.8	0.00	1.5	0.8	419
Bermingham	BMUG23-038	140/-8	478.8	480.8	1.2	16.1	0.00	0.5	2.5	397
Bermingham	BMUG23-038	140/-8	520.0	521.2	0.7	3.1	0.00	0.5	0.5	433
Bermingham	BMUG23-039	137/-1	227.6	230.6	2.7	19.7	0.00	0.1	2.0	378
Bermingham	BMUG23-039	137/-1	447.8	452.8	3.5	4.9	0.00	0.5	0.2	373
Bermingham	BMUG23-040	134/-4	236.9	238.2	1.2	1.4	0.00	1.3	0.0	358
Bermingham	BMUG23-040	134/-4	246.1	248.3	2.0	8.6	0.00	0.1	1.0	357
Bermingham	BMUG23-040	134/-4	295.3	295.7	0.4	30.0	0.00	4.6	0.3	352
Bermingham	BMUG23-040	134 / -4	406.1	414.8	4.2	1.6	0.00	0.5	1.0	326
Bermingham	BMUG23-041	131 / 7	215.1	226.6	11.2	3.5	0.00	0.4	0.4	342
Bermingham	BMUG23-041	131 / 7	245.2	246.1	0.8	23.6	0.00	1.9	0.2	339
Bermingham	BMUG23-041	131 / 7	354.3	354.7	0.2	5.4	0.00	0.7	2.0	319
Bermingham	BMUG23-042	131 / 1	226.4	233.4	6.6	1.2	0.00	0.5	0.2	373
Bermingham	BMUG23-042	131 / 1	423.6	425.0	0.7	2.9	0.00	0.8	3.5	363
Bermingham	BMUG23-043	128/4	220.7	221.8	1.1	4.6	0.00	1.6	0.2	359
Bermingham	BMUG23-043	128/4	236.2	239.3	2.9	1.5	0.00	0.1	0.5	358
Bermingham	BMUG23-043	128/4	319.9	320.8	0.8	18.2	0.00	16.3	0.1	350
Bermingham	BMUG23-043	128/4	403.0	406.0	1.7	0.1	0.00	0.1	0.0	340
Bermingham	BMUG23-044	120/7	219.1	226.6	7.1	1.8	0.00	0.1	0.1	349
Bermingham	BMUG23-044	120/7	232.7	235.7	2.8	120.9	0.01	1.5	3.3	346
Bermingham	BMUG23-045	116/1	246.1	255.9	8.9	6.3	0.00	0.6	0.2	379
Bermingham	BMUG23-046	105/12	243.6	244.1	0.4	86.2	0.01	4.4	4.4	322
Bermingham	BMUG23-046	105/12	357.9	359.4	1.0	1.6	0.00	0.6	0.5	295
Bermingham	BMUG23-047	97/13	169.7	173.3	2.2	2.1	0.00	0.1	0.4	337
Bermingham	BMUG23-047	97/13	291.3	300.6	5.7	18.4	0.00	0.9	1.1	312
Bermingham	BMUG23-047	97/13	310.5	311.2	0.5	2.0	0.00	0.7	0.5	307
Bermingham	BMUG23-047	97/13	367.2	370.5	1.7	1.9	0.00	0.8	1.2	292
Bermingham	BMUG23-048	134/-18	268.2	278.3	7.5	4.2	0.00	0.3	2.1	463
Bermingham	BMUG23-049	128/-7	228.4	232.9	4.1	41.7	0.00	1.9	2.9	402
Bermingham	BMUG23-050	119/-6	224.4	233.6	8.3	21.3	0.00	1.7	2.5	400
Bermingham	BMUG23-050	119/-6	225.1	226.4	1.2	87.9	0.01	7.9	8.7	400
Bermingham	BMUG23-050	119/-6	276.0	278.1	1.5	18.2	0.00	0.7	1.1	403
Bermingham	BMUG23-050	119/-6	290.4	295.1	3.5	13.3	0.00	3.2	3.6	404
Bermingham	BMUG23-051	119/-9	228.0	243.8	14.1	9.7	0.00	0.7	0.8	419
Bermingham	BMUG23-051	119/-9	228.0	233.4	4.8	22.1	0.00	1.6	1.4	419
Bermingham	BMUG23-051	119/-9	343.7	345.0	1.2	48.5	0.00	2.1	3.5	433
Bermingham	BMUG23-051	119/-9	458.2	470.6	11.2	2.8	0.00	0.8	0.5	447
Bermingham	BMUG23-051	119/-9	482.1	490.0	7.1	1.0	0.00	0.2	0.4	450
Bermingham	BMUG23-052	120/-19	244.5	255.0	7.8	47.5	0.00	0.8	0.2	457
Bermingham	BMUG23-052	120/-19	244.5	245.0	0.4	40.3	0.00	2.1	0.1	457
Bermingham	BMUG23-052	120/-19	254.1	255.0	0.7	531.9	0.02	8.0	0.2	461
Bermingham	BMUG23-052	120/-19	266.2	267.7	1.1	6.3	0.00	3.6	0.0	465
Bermingham	BMUG23-052	120/-19	276.6	283.9	5.5	22.6	0.00	0.5	1.8	470
Bermingham	BMUG23-052	120/-19	536.0	565.0	21.8	2.5	0.01	0.4	0.2	555
Bermingham	BMUG23-052	120/-19	538.5	544.9	4.8	5.0	0.02	0.9	0.1	555
Bermingham	BMUG23-052	120/-19	573.4	590.6	11.1	44.9	0.01	1.7	0.8	569
Bermingham	BMUG23-052	120/-19	576.9	586.5	6.1	79.4	0.02	3.0	1.3	569
Bermingham Main Vein	K-23-0838	270/-55	1071.0	1080.9	9.2	0.5	0.00	0.1	0.3	780
Bermingham Townsite Vein	K-23-0839	281/-66	1299.9	1312.1	9.2	25.5	0.00	0.9	0.3	1139
Bermingham Townsite Vein	Including		1309.8	1312.1	1.7	108.2	0.01	4.5	1.0	1142

Contacts

Anvita M. Patil
Vice President - Investor Relations and Treasurer

Cheryl Turner
Communications Coordinator

800-HECLA91 (800-432-5291)
Investor Relations
Email: hmc-info@hecla.com
Website: http://www.hecla.com